Exhibit 10.69

818 W. SEVENTH ST.,

LOS ANGELES, CALIFORNIA

Lease

TENANT: Pacific Internet Exchange Corporation

A Delaware corporation

DATE: April 10, 2000

818 W. SEVENTH ST.,

LOS ANGELES, CALIFORNIA

Lease

TABLE OF CONTENTS

SUMMARY OF LEASE TERMS1

AGREEMENT	4
1. PREMISES	4
2. TERM	4
3. RENT	4
4. RENT ESCALATION	4
5. TAX ON TENANT’S PROPERTY; OTHER TAXES	8
6. SECURITY DEPOSIT	8
7. LATE PAYMENTS	9
8. USE OF PREMISES	9
9. BUILDING SERVICES	9
10. CONDITION OF PREMISES	12
11. DAMAGE TO PREMISES OR BUILDING	12
12. EMINENT DOMAIN	13
13. DEFAULT	14
14. REMEDIES UPON DEFAULT	15
15. SURRENDER OF PREMISES; REMOVAL OF PROPERTY	16
16. COSTS OF SUIT; ATTORNEYS’ FEES; WAIVER OF JURY TRIAL	17
17. ASSIGNMENT AND SUBLETTING	18
18. TRANSFER OF LANDLORD’S INTEREST	21
19. HOLDING OVER	21
20. NOTICES	22
21. QUIET ENJOYMENT	22
22. TENANT’S FURTHER OBLIGATIONS	22
23. ESTOPPEL CERTIFICATE BY LESSEE	22
24. SUBORDINATION AND ATTORNMENT	23
25. RIGHTS RESERVED TO LANDLORD	23
26. FORCE MAJEURE	24
27. WAIVER OF CLAIMS; INDEMNITY	24
28. INSURANCE	25
29. FIXTURES, TENANT IMPROVEMENTS AND ALTERATIONS	26
30. MECHANIC’S LIENS	27
31. ALTERNATE SPACE	28
32. HAZARDOUS MATERIALS	28
33. MISCELLANEOUS	29
34. RULES AND REGULATIONS AFFECTING TELECOMMUNICATIONS USE	31
35. “AS IS” CONDITION	31
36. HANDICAP ACCESS REGULATIONS	31
37. RIGHT OF FIRST OFFER	31
38. REVIEW OF OPERATING EXPENSES	32
39. FINANCIAL STATEMENTS	33

EXHIBITS AND RIDERS

EXHIBIT A – FLOOR PLAN OF PREMISES
EXHIBIT B – RULES AND REGULATIONS
EXHIBIT C – TENANT’S WORK LETTER
EXHIBIT D – TENANT ESTOPPEL CERTIFICATE
EXHIBIT E – SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT F – FORM OF LANDLORD’S CONSENT TO CO-LOCATION AGREEMENT
EXHIBIT G – FORM OF LETTER OF CREDIT
BACKUP POWER GENERATOR RIDER
PARKING SPACE RIDER
TELECOMMUNICATIONS CONDUIT RIDER
EXTENSION OPTION RIDER

818 W. SEVENTH ST.,

LOS ANGELES, CALIFORNIA 90017

Lease

THIS LEASE is made as of the 10th day of April, 2000, between Downtown Properties, LLC, a California limited liability company (hereinafter called “Landlord”), and Pacific Internet Exchange Corporation, a Delaware corporation, (hereinafter called “Tenant”).

SUMMARY OF LEASE TERMS

A. Addresses:

1. Tenant’s Premises and Notice Address:

(i) Approximately 33,080 rentable square feet consisting of the entire 6th floor identified as Suite 600 (the “Initial Premises”) of the building located 818 W. Seventh St., Los Angeles, California 90017 (the “Building”), and (ii) approximately 33,080 rentable square feet consisting of the entire 8th floor of the Building identified as Suite 800 (the “Must-Take Premises”) (the Initial Premises and the Must-Take Premises shall be referred to collectively herein as the “Premises”). Tenant acknowledges that the Initial Premises shall be Tenant’s Premises upon execution of the Lease, and that the Must-Take Premises shall be added to the Premises by no later than October 1, 2000.

Notice Address:

Tenant:

Prior to Lease Commencement:

Pacific Internet Exchange Corporation

1100 Alakea Street, 21st Floor

Honolulu, HI 96813

Attn: Bobby Chi

Following Lease Commencement:

Pacific Internet Exchange Corporation

818 West 7th Street, 6th Floor

Los Angeles, CA 90017

With a copy to:

Pacific Internet Exchange Corporation

1100 Alakea Street, 21st Floor

Honolulu, HI 96813

Attn: Bobby Chi

2. Landlord’s Notice Address:	Downtown Properties, LLC, c/o Beatrice Wu 700 Wilshire Boulevard, Suite 700, Los Angeles, CA 90017

3. Landlord’s Address for Rent Payments:	Downtown Properties, LLC, c/o Kennedy-Wilson Management Group 700 Wilshire Boulevard, Suite 700, Los Angeles, CA 90017

B.	Approximate Rentable Area of the Premises:

Tenant acknowledges that (i) the Initial Premises consists of a total of approximately 33,080 rentable square feet consisting of the entire 6th floor of the Building, and (ii) the Must-Take Premises consists of approximately 33,080 rentable square feet consisting of the entire 8th floor identified as Suite 800 of the Building. Tenant acknowledges that the Must-Take Premises shall be added to the Premises in accordance with Section 2.4 below.

C.	Lease Term: Fifteen (15) years and three months.

D. 1.	Estimated Initial Premises Commencement Date: April 10, 2000.

2.	Initial Premises Commencement Date: The later of the following 2 dates:

(a)	The Estimated Commencement Date; or

(b)	Delivery of a fully executed Lease by Landlord to Tenant.

E.	Schedule of Monthly Base Rents:

The following schedule of monthly Base Rents shall apply during the term of the Lease:

Period	Monthly Base Rent
April 1, 2000 – September 30, 2000	$60,646.67
October 1, 2000 – June 30, 2005	$121,293.33
July 1, 2005 – June 30, 2010	$137,833.33
July 1, 2010 – June 30, 2015	$159,886.67

An installment of rent in the amount of one (1) full month’s Base Rent at the initial rate specified above shall be delivered to Landlord concurrently with Tenant’s execution of this Lease and shall be applied against the Base Rent first due hereunder. In the event of any default by Tenant under this Lease which is not cured within the applicable cure period set forth in Section 13.2, Tenant shall be obligated to pay to Landlord, without any further notice from Landlord, a sum equal to all rental abatement granted to Tenant pursuant to Item O below, and no further rental abatement shall be granted for the balance of the Lease term.

F.	Base Years for Expenses: Real Estate Taxes – 2000-2001; Operating and Utility Costs – 2000.

G.	Tenant’s “Percentage Share” of Real Estate Taxes, Operating and Utility Costs: 8.83% for the first nine (9) months of the Lease Term and 17.67% thereafter.

H.	Security Deposit: One Hundred Fifty Nine Thousand Eight Hundred Eighty Six Dollars & 67/100 ($159,886.67) as is further described in Section 6 herein. Tenant also shall obtain and maintain during the period described in Section 6 herein an irrevocable standby letter of credit as is further described in Section 6 herein.

I.	Permitted Use: General office use and the installation, operation and maintenance of equipment in connection with Tenant’s telecommunications switching equipment and business.

J.	Maximum Tenant Improvement Allowance: Tenant shall take the Premises “as-is” as further described in Section 35.

K.	Tenant’s Parking Allotment: One (1) parking privilege for every 1,000 rentable square feet of space leased to Tenant in the Building at the Building’s then prevailing rate plus any parking related taxes, as may be adjusted during the Lease Term from time to time, on an “as available” basis. Said parking previlieges shall be located in the parking garage under the Building, and the remainder (if any) in another neighboring parking structure within a reasonable distance of the Building as determined by Landlord in its sole and absolute discretion; provided, however, Landlord agrees that Ten (10) of Tenant’s parking privileges shall be located in the parking garage under the Building. Said parking location shall be at such location as Landlord shall designate.

L.	Landlord’s Brokers: Cushman & Wakefield

Tenant’s Brokers:     The Seeley Company

M.	Riders:

The following exhibits, riders and addenda are attached to and are part of this Lease:

Exhibit A – Floor Plan of Premises

Exhibit B – Rules and Regulations

Exhibit C – Tenant’s Work Letter

Exhibit D – Tenant Estoppel Certificate

Exhibit E – Subordination, Non-Disturbance and Attornment Agreement

Exhibit F – Form of Landlord’s Consent to Co-Location Agreement

Exhibit G – Form of Letter of Credit

Backup Power Generator Rider

Parking Space Rider

Telecommunications Conduit Rider

Extension Option Rider

N.	Guaranty: None

O.	Rental Abatement: So long as Tenant is not then in default of the Lease and Tenant has not received three (3) or more notices of events of default, Landlord shall waive Tenant’s Monthly Base Rent for the initial Premises for months 1, 2, 3, 4, 5, 13, 14 and 15 of the initial Lease Term thereof, for a total of eight (8) months of rent abatement and shall waive Tenant’s Monthly Base Rent for the Must-Take Premises for the first (1st) through seventh (7th) month from and after the date that Landlord delivers possession of the Must-Take Premises to Tenant.

P.	a) Tenant’s Construction

Representative:

Telephone:

b) Landlord’s

Construction

Representative: Mr. Eric Bender

Telephone: (213) 213-8600, extension 336.

AGREEMENT

1. PREMISES. Landlord hereby leases the Premises to Tenant and Tenant hereby hires and takes the Premises from Landlord. The Premises are located at the address set forth in Section A(I) on page 1 containing approximately the floor area set forth in Section B on page 1 and are more particularly shown on Exhibit “A” attached hereto and incorporated herein by this reference. The office building in which the Premises are located is referred to herein as the “Building.” The rentable square footage of the Premises as described above is conclusive as between the parties.

2. TERM.

2.1 The term of this Lease shall commence on the “Commencement Date” indicated in Section D on Page 1 and shall extend for the period set forth in Section C on Page 1. In the event that Landlord, for any reason, cannot tender possession of the Premises to Tenant on or before the “Estimated Commencement Date” indicated in Section D on Page 1, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant in any way as a result of such failure to tender possession. In the event that Landlord cannot tender possession of the Premises to Tenant for any reason other than the acts or omissions of Tenant, Tenant’s obligation to pay rent hereunder shall be deferred by a period of time equal to the delay in Landlord’s delivery of possession not caused by Tenant. The term of occupancy of the Must-Take Premises shall be co-terminous with the Lease Term. The term of occupancy of the Must-Take Premises shall commence upon the date of delivery of same by Landlord to Tenant.

2.2 In the event that Tenant is allowed to enter into possession of the Premises prior to the Commencement Date, such possession shall be deemed to be pursuant to, and shall be governed by, the terms, covenants and conditions of this Lease, including without limitation the covenant to pay rent, as though the Commencement Date occurred upon the date of taking of possession by Tenant.

2.3 In the event that the Commencement Date falls on other than the first day of a month, rent for any initial partial month of the term hereof shall be appropriately prorated. At the request of either party hereto, both parties shall execute a memorandum confirming the date of commencement of Tenant’s rent obligations.

2.4 Notwithstanding anything to the contrary set forth in this Lease, Landlord’s obligation to deliver the Initial Premises and Must-Take Premises in accordance with this Lease are conditioned upon Landlord canceling the lease with the tenant which possesses the Initial Premises and relocating the tenants which occupy the Must-Take Premises, respectively, on terms satisfactory to Landlord.

3. RENT. Beginning on the Commencement Date (subject to adjustment pursuant to Section 2.1 above), the base rent (“Base Rent”) for the Premises shall be in accordance with the Schedule of Monthly Base Rents set forth in Section E on Page 2. Each installment of Base Rent shall be payable in advance on the first day of each and every month throughout the term of this Lease. Tenant agrees to pay all rent, without offset, demand or deduction of any kind, to Landlord by mail to the address set forth in Section A(3) on page I or in such manner, to such other person or at such other place as Landlord may from time to time designate. Tenant agrees that no payment made to Landlord by check or other instrument shall contain a restrictive endorsement of any kind; and if any such instrument should contain a restrictive endorsement in violation of the foregoing, that endorsement shall have no legal effect whatever, notwithstanding that such item is processed for payment.

4. RENT ESCALATION.

4.1 Tenant shall pay, as monthly rent hereunder, in addition to the Base Rent, the sums provided in this Section 4. Tenant shall be advised of any change, from time to time, in rent escalation payments required hereunder by written notice from Landlord, which shall include information in such detail as Landlord may reasonably determine to be necessary in support of such change. Tenant shall have ninety (90) days after the receipt of Landlord’s annual reconciliation billing under Section 4.2 below to protest the change indicated therein, and Tenant’s failure to make such protest in a written notice to Landlord within such 90-day period shall be conclusively deemed to be Tenant’s agreement to such changes. Notwithstanding any such protest all rent escalation payments falling due after service of such notice shall be made in accordance with such notice until the protest has been resolved, whereupon any necessary adjustment shall be made between Landlord and Tenant. Any audit arising out of such a protest by Tenant shall be done, at Tenant’s expense, in accordance with generally accepted auditing and management standards by a certified public accounting firm selected by Tenant and approved by Landlord in its reasonable discretion; provided, however, that if such audit discloses an error in Tenant’s favor equal in amount to five percent (5%) or more of Tenant’s share of Excess Expenses paid by

Tenant for the applicable annual period, then Landlord shall pay the costs of such audit not exceeding $1,500.00. Such audit shall be performed at Landlord’s offices in Los Angeles or at such other location in the United States as Landlord may select from time to time for the maintenance of its accounting records for the Building.

4.2 Following the first December 31 during the term of the Lease, Tenant shall pay Landlord in a single lump sum upon Landlord’s reconciliation billing therefor, Tenant’s Percentage Share (as defined in Section G on Page 2 of the Lease) of each of the following amounts (collectively, “Excess Expenses”): (1) the amount (if any) by which Real Estate Taxes for the then current tax fiscal year exceed the Real Estate Taxes for the Base Year for Real Estate Taxes set forth in Section F on Page 2; (2) the amount (if any) by which Operating Costs for the just completed calendar year exceed the Operating Costs for the Base Year for Operating Costs set forth in Section F on Page 2; and (3) the amount (if any) by which Utility Costs for the just completed calendar year exceed the Utility Costs for the Base Year for Utility Costs set forth in Section F on Page 2. At the same time Tenant shall also pay to Landlord one-twelfth of Tenant’s Percentage Share of such amounts for each month that has commenced since December 31, as estimated payments towards Tenant’s share of the Excess Expenses for the following year. (If Landlord estimates in good faith that the Excess Expenses for the following year will exceed the Excess Expenses for the just completed calendar year, Landlord shall notify Tenant in writing of such estimate, and Tenant’s new monthly payment shall be one-twelfth of Tenant’s Percentage Share of Landlord’s estimate of the annual Excess Expenses. Landlord may revise such estimate and Tenant’s monthly payment not more than twice during any calendar year.) Following each succeeding December 31, Landlord again shall determine in the same fashion the increase or decrease (if any) in annual Real Estate Taxes, Operating Costs, and Utility Costs over or under those for the previous year. If there is an increase in one or more of the three categories, Tenant shall pay to Landlord in a single lump sum upon Landlord’s reconciliation billing Tenant’s Percentage Share of the increase. Tenant shall pay Landlord at the same time one-twelfth of Tenant’s Percentage Share of such increase (or if Landlord gives a written estimate as described above that Excess Expenses will increase in the new year, then one-twelfth of Landlord’s new estimate of annual Excess Expenses) for each month that has then commenced in the new calendar year. If there is a decrease in one or more of the three categories, Landlord shall refund to Tenant or, at Landlord’s option, credit against the next rent falling due under the Lease the amount of the overpayment made by Tenant during the preceding calendar year provided that the amount of such refund or credit shall in no event exceed the total payments previously made by Tenant for such calendar year toward Tenant’s Percentage Share of excess charges for the category in question. Thereafter, with each month’s Base Rent until the next adjustment hereunder, Tenant shall pay one-twelfth of Tenant’s Percentage Share of each of the following amounts: (I) the excess (if any) of annual Real Estate Taxes (based on the then-current fiscal year) over the Base Year Real Estate Taxes; (II) the excess (if any) of annual Operating Costs (based on the preceding calendar year) over the Base Year Operating Costs; and (III) the excess (if any) of annual Utility Costs (based on the preceding calendar year) over Base Year Utility Costs. The Real Estate Taxes for any partial fiscal year at the end of the Lease term and the Operating Costs and Utility Costs for any partial calendar year at the end of the Lease term shall be appropriately prorated.

For purposes hereof, “Real Estate Taxes” shall include any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, penalty, charge, tax or similar imposition (other than net income, inheritance or estate taxes), imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage, flood control, public transit or other special district thereof, as against any legal or equitable interest of Landlord in the Premises or in the real property of which the Premises and the Building are a part, including, but not limited to, the following:

(i) Any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(ii) Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of Real Estate Taxes, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 Election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Real Property Taxes” for the purpose of this Lease;

(iii) Any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the State, City or Federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(v) Any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system instituted within the geographic area of which the Building is a part; or

(vi) Reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce real property taxes.

The definition of “Real Estate Taxes,” including any additional tax the nature of which was previously included within the definition of “Real Estate Taxes,” shall include any increases in such taxes, levies, charges or assessments occasioned by increases in tax rates or increases in assessed valuations, whether occurring by sale or otherwise.

As used in this Lease, the term “Operating Costs” shall mean all costs and expenses of management, operation, maintenance, overhaul, improvement or repair of the Building, the common areas and the site, as determined by standard accounting practices, including the following costs by way of illustration but not limitation:

(a) Any and all assessments imposed with respect to the Building, common areas, and/or the site on which the Building is located, pursuant to any covenants, conditions and restrictions affecting the site, common areas or Building;

(b) Any costs, levies or assessments resulting from statutes or regulations promulgated by any governmental authority in connection with the use or occupancy of the Building or the Premises;

(c) Costs of all insurance obtained by Landlord;

(d) Wages, salaries and other labor costs (including but not limited to social security taxes, unemployment taxes, other payroll taxes and governmental charges and the costs, if any, of providing disability, hospitalization, medical welfare, pension, retirement or other employee benefits, whether or not imposed by law) of employees, independent contractors and other persons engaged in the management, operation, maintenance, overhaul, improvement or repair of the Building;

(e) Building management office and storage rental;

(f) Management and administrative fees;

(g) Supplies, materials, equipment and tools;

(h) Costs of, and appropriate reserves for, repair, painting, resurfacing, and maintenance of the Building, the common areas, the site and the parking facilities, and their respective fixtures and equipment systems, including but not limited to the elevators, the structural portions of the Building, and the plumbing, heating, ventilation, air-conditioning, telephone cable riser, and electrical systems installed or furnished by Landlord;

(i) Depreciation on a straight-line basis and rental of personal property used in maintenance;

(j) Amortization on a straight-line basis over the useful life (together with interest at the interest rate defined in Subsection 33.9 of this Lease on the unamortized balance) of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools):

(1) reasonably intended to produce a reduction in Operating Costs, Utility Costs or energy consumption; or

(2) required under any governmental or quasi-governmental law, rule, order, ordinance or regulation that was not applicable to the Building at the time it was originally constructed; or

(3) for repair or replacement of any Building equipment needed to operate the Building at the same quality levels as prior to the replacement;

(k) Costs and expenses of gardening and landscaping;

(l) Maintenance of signs (other than signs of tenants of the Building);

(m) Personal property taxes levied on or attributable to personal property used in connection with the Building, the common areas, or the site;

(n) Costs of all service contracts pertaining to the Premises, the Building or the site;

(o) Reasonable accounting, audit, verification, legal and other consulting fees;

(p) Costs and expenses of lighting, janitorial service, cleaning, refuse removal, security and similar items, including appropriate reserves;

(q) Any costs incurred with respect to a transportation systems manager, rider share coordinator or any private transportation system established for the benefit of tenants in the Building, whether or not imposed by any governmental authority;

(r) If the Building has a helipad, its costs to the extent not covered by user fees; and

(s) Fees imposed by any federal, state or local government for fire and police protection, trash removal or other similar services which do not constitute Real Estate Taxes.

Notwithstanding anything to the contrary in the Lease, Operating Costs and Utility Costs shall not include (i) costs incurred in connection with the original construction of the Building or Premises and accompanying site improvements; (ii) interest, principal, late charges, default fees, prepayment penalties or premiums on any debt owed by Landlord, including any mortgage debt; (iii) costs of correcting defects in or inadequacy of the initial design or construction of the Building or Premises; (iv) expenses resulting from the negligence of Landlord, its agents, servants or employees, or another tenant; (v) legal fees, space planners’ fees, real estate brokers’ leasing commissions and advertising expenses incurred in connection with the development or leasing of the Building or Premises; (vi) costs for which Landlord is or should be reimbursed by any tenant or occupant of the Building or by insurance by its carrier or any tenant’s carrier or by anyone else; (vii) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (viii) costs of services provided to other tenants in the Building which are not provided to Tenant or for which Tenant separately pays or is separately charged; (ix) costs associated with the operation of the business of the Landlord, as the same are distinguished from the costs of operation of the Premises or Building, including company accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Premises or Building costs (including attorney fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations respecting Landlord and/or the Building; (x) the wages and benefits of any on-site employees above the level of Building manager; (xi) the wages and benefits of any employee who does not devote substantially all of his or her time to the Building unless such wages and benefits are allocated to reflect the actual time spent on operating and managing the Building vis-a-vis time spent on matters unrelated to operating and managing the Building, (xii) amounts paid as ground rental by Landlord; (xiii) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; (xiv) costs paid to Landlord or to affiliates of Landlord for services in the Building, including management fees, to the extent the same exceed or would exceed the costs for such services if rendered by unaffiliated third parties on a competitive basis; (xv) costs for which Landlord has been compensated by a management fee; (xvi) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building, and (xvii) costs of asbestos removal work excluded from Operating Costs under Section 32.4 below.

For purposes hereof, “Utility Costs” shall include all charges, surcharges and other costs of all utilities paid for by Landlord in connection with the Premises and/or Building, including without limitation costs of heating, ventilation and air conditioning for the Premises and/or Building, costs of furnishing gas, electricity and other fuels or power sources to the Premises and/or Building, and costs of furnishing water and sewer services to the Premises and/or Building.

The term “Building” as used in this Section 4.2 shall be deemed to include not only the Building but also any parking facility owned, leased or operated by Landlord in order to meet the parking requirements of the Building.

If the average occupancy of the rentable area of the Building during the Tenant’s Base Year for Operating and Utility Costs as set forth in Section F on page 2 or during any other calendar year of the Lease term is less than ninety-five percent (95%) of the total rentable area of the Building, the Operating Costs and Utility Costs shall be adjusted by Landlord for such Base Year or other calendar year, prior to the pass-through of Operating Costs and Utility Costs to Tenant pursuant to this Section 4.2, to reflect what they would have been had ninety five percent (95%) of the rentable area been occupied during that year. In making such calculation, the Landlord’s reasonable opinion of what portion, if any, of each cost was affected by changes in occupancy shall be binding upon the parties.

5. TAX ON TENANT’S PROPERTY; OTHER TAXES.

5.1 Tenant shall be liable for, and shall pay at least ten (10) days before delinquency, and Tenant hereby indemnifies and holds Landlord harmless from and against any liability in connection with, all taxes levied directly or indirectly against any personal property, fixtures, machinery, equipment, apparatus, systems and appurtenances placed by Tenant in or about, or utilized by Tenant in, upon or in connection with, the Premises (“Equipment Taxes”). If any increased by the inclusion therein of a value placed upon such personal property, fixtures, machinery, equipment, apparatus, systems or appurtenances of Tenant, and if Landlord, after written notice to Tenant, pays the Equipment Taxes or taxes based upon such an increased assessment (which Landlord shall have the right to do regardless of the validity of such levy, but only under proper protest if requested by Tenant prior to such payment and if payment under protest is permissible), Tenant shall pay to Landlord upon demand, as additional rent hereunder, the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment; provided, however, that in any such event Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, but at no cost to Landlord, to bring suit in any court of competent jurisdiction to recover the amount of any such tax so paid under protest, and any amount so recovered shall belong to Tenant.

5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s building standards in other space in the Building are assessed, then the real property taxes and assessments levied against Landlord or Landlord’s property by reason of such excess assessed valuation shall be deemed to be Equipment Taxes and shall be governed by the provisions of Section 5.1. Any such amounts, and any similar amounts attributable to excess improvements by other tenants of the Building and recovered by Landlord from such other tenants under comparable lease provisions, shall not be included in Real Estate Taxes for purposes of rent escalation under Section 4 of this Lease.

5.3 Tenant shall pay, as additional rent hereunder, upon demand and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, any excise, sales, privilege or other tax, assessment or other charge (other than income or franchise taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Landlord on account of this Lease, the rent or other payments made by Tenant hereunder, any other benefit received by Landlord hereunder, Landlord’s business as a lessor hereunder, or otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder.

6. SECURITY DEPOSIT. A deposit (the “Security Deposit”) in the amount set forth in Section H on page 2 shall be paid by Tenant upon execution of this Lease and shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rent or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any breach or default under this Lease by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit or any portion thereof to the extent necessary to make good any arrearages of rent or any other damage, injury, expense, or liability caused to Landlord by such breach or default. Following any application of the Security Deposit, Tenant shall pay to Landlord on demand an amount to restore the Security Deposit to its original amount. In the event of bankruptcy or other debtor relief proceedings by or against Tenant, the Security Deposit shall be deemed to be applied first to the payment of rent and other charges due Landlord, in the order that such rent or charges became due and owing, for all periods prior to filing of such proceedings. Landlord shall not be required to keep the Security Deposit separate from its general funds. Upon termination of this Lease any remaining balance of the Security Deposit shall be returned by Landlord to Tenant within fourteen (14) days after termination of Tenant’s tenancy. Tenant also shall obtain and maintain during the period set forth below, at Lessee’s expense, an irrevocable standby letter of credit (the “LC”) issued by a reputable bank acceptable to Landlord it its reasonable discretion, in favor of Landlord and presentable for collection in the City of Los Angeles which may be drawn upon by Landlord upon written demand on sight delivered by Landlord to the issuer thereof stating that a material default has occurred hereunder which has not been cured within the applicable notice and cure periods provided for in this Lease, in the event that Tenant materially breaches this Lease and thereby fails to reimburse Landlord for the unrecovered portion of real estate brokers’ commissions and tenant improvement costs incurred by Landlord in respect of this Lease, within any applicable notice and cure periods provided therefor. The LC shall be in the initial principal amount of $900,000, which automatically is renewed annually at the commencement of each Lease Year during the initial term of this Lease. The principal amount of the LC, if not previously drawn thereon by Landlord and so Iong as Tenant is not then in default of this Lease, shall be reduced by $360,000 at the beginning of the third Lease year, another $270,000 at the beginning of the fifth Lease year. From and after the seventh Lease Year, Tenant shall no longer required to obtain and maintain the LC, and at the commencement of the seventh Lease Year, Landlord shall return the original LC if and to the extent the same has not previously been drawn upon. The LC shall be substantially in the form attached hereto as Exhibit G.

7. LATE PAYMENTS. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note or other obligation secured by any encumbrance covering the Premises or the Building of which the Premises are a part. Therefore, if any monthly installment of rent is not received by Landlord within five (5) days of additional rent, the sum of five percent (5%) of the overdue amount as a late charge. Landlord’s acceptance of any late charge, or interest pursuant to Section 33.9, shall not be deemed to be liquidated damages, nor constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect. Further, in the event such late charge is imposed by Landlord for 2 consecutive months for whatever reason, Landlord shall have the option to require that, beginning with the first payment of rent due following the imposition of the second consecutive late charge, rent shall no longer be paid in monthly installments but shall be payable 3 months in advance.

8. USE OF PREMISES. Tenant, and any permitted subtenant or assignee, shall use the Premises only for the use described in Section I on page 2. Any other use of the Premises is absolutely prohibited. Tenant shall not use or occupy the Premises in violation of any recorded covenants, conditions and restrictions affecting the land on which the Building is located nor of any law, ordinance, rule and regulation. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Building or property located therein and shall comply with all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord as additional rent for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 8. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in first class repair and appearance. Tenant shall not place a load upon the Premises exceeding the average pounds of live load per square foot of floor area specified for the Building by Landlord’s architect, with any partitions to be considered a part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Tenant shall be responsible for the cost of all structural engineering required to determine structural load. In any event, unless specifically authorized herein, Tenant shall not prepare or serve, or authorize the preparation or service of, food or beverages in the Premises, except only the occasional preparation of coffee, tea, hot chocolate and other such common refreshments for Tenant and its employees. Tenant shall not conduct any auction in or about the Premises or the Building without Landlord’s prior written consent.

9. BUILDING SERVICES.

9.1 Throughout the term of this Lease, subject to shortage and accidents beyond Landlord’s reasonable control, and subject to reimbursement pursuant to Section 4.2, Landlord shall repair and maintain all structural elements of the Building and common areas (including, without limitation, the structural walls, doors, floors, ceilings, roof, elevators, stairwells, lobby, heating system, air conditioning system, telephone cable riser for Building-standard service from the Building’s main terminal to the terminal box on the same floor as the Premises [but excluding Tenant’s telephone equipment and the cable and wiring from such equipment to the terminal box], plumbing and electrical wiring) and maintain the exterior of the Premises, including grounds, walks, drives and loading area, if any. Tenant shall reimburse Landlord upon demand, as additional rent hereunder, for the cost of any repairs or extraordinary maintenance necessitated by acts of Tenant or Tenant’s employees, contractors, agents, licensees or invitees. Landlord shall not be responsible for the repair and maintenance of Tenant installed systems or improvements, including, but not limited to any heating or air conditioning system installed by Tenant.

9.2 Provided that Tenant is not in default hereunder, subject to shortages and accidents beyond Landlord’s reasonable control, Landlord shall furnish building standard heating and air conditioning service Monday through Friday from 8:00 A.M. to 6:00 P.M., and Saturday from 8:00 A.M. to 1:00 P.M., except for holidays. No heating or air conditioning will be furnished by Landlord on Sundays, holidays or during hours other than as set forth above, except upon prior arrangement with Tenant and at an extra charge based on Landlord’s actual cost plus Landlord’s administrative fees, as may be agreed to between Landlord and Tenant. For purposes of this Section 9.2, “holidays” shall mean and refer to the holidays of Christmas, New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, the Fourth of July, Labor Day, Thanksgiving and the day after Thanksgiving, as those holidays are defined, recognized or established by governmental authorities or agencies from time to time and such other days the New York Stock Exchange is closed.

Notwithstanding the foregoing, Tenant shall have the right to install in the Premises, at its expense, self-contained 24-hour heating, ventilating and air conditioning units as may be reasonably determined by Landlord to be necessary in order to maintain building air conditioning standards resulting from Tenant’s use of the Premises, including its installation and operation of telecommunications and computer equipment or other special equipment or facilities placing a greater burden on the air conditioning system than would general office use. The installation and use of such self-contained 24-hour heating, ventilating and air conditioning unit is subject to compliance with the other provisions of this Lease, including but not limited to obtaining Landlord’s prior written consent to the plans and specifications for the work and electrical requirements of the units. Tenant shall be permitted to exhaust such systems out of the southern side of the Building, subject to Landlord’s prior review and approval, which approval shall not be unreasonably withheld. Tenant shall pay all costs of electricity for such units. At Landlord’s election, the electrical requirements for such units, as well as all of Tenant’s other electrical requirements, shall be separately metered to Tenant at Tenant’s expense as described below. Tenant shall have the right to remove and/or cap off the existing HVAC systems servicing the Premises. At Landlord’s option, at the expiration or earlier termination of the Lease, Tenant shall restore, at its sole cost and expense, the HVAC system to its original condition.

Landlord shall furnish electric current to the Premises in amounts reasonably sufficient for normal business use, including operation of building standard lighting and operation of typewriters and standard fractional horsepower office machinery, all subject to the obligations of Tenant for payment of the costs of such electricity as provided herein. Tenant agrees that, at all times during the term of this Lease, Tenant’s use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installation in the Building. Any transformer or other special equipment required to connect Tenant’s facilities to Landlord’s electrical supply shall be provided and installed at Tenant’s expense. Landlord may, at its election and at Tenant’s sole cost and expense, separately meter at Tenant’s expense the electrical usage of some or all of Tenant’s equipment, facilities or Premises. Tenant shall pay the charges for all such separately metered electrical usage within fifteen (15) days after receipt of a billing therefor. Landlord shall not use its approval rights to arbitrarily or discriminatorily prevent Tenant’s installation of and use of equipment customarily used in a telecommunications business, but Landlord may impose reasonable conditions on such installation and use, regarding such matters as the placement, venting, power sources, and structural requirements for such equipment.

Anything in this Section 9 notwithstanding, and subject to Tenant obtaining Landlord’s prior written consent of the plans and specifications not to be unreasonably withheld and complying with Section 29 and the other provisions of this Lease, in lieu of Landlord providing any electric power to the Premises, Tenant may make arrangements to obtain such electric supply directly from the Department of Water and Power, at Tenant’s own cost and expense. Landlord makes no representations or warranties regarding such arrangements, but would cooperate with Tenant and the Department of Water and Power reasonably and in good faith in this regard. As part of such arrangement, Tenant is to contract with, and be billed directly by, the Department of Water and Power. Tenant agrees to pay such bills when due. Under such arrangement, Landlord will not install, maintain or read the D.W.P. meter nor bill Tenant for such electric service or usage. The location of any new vault or transformer space required in the basement of the Building for this purpose (whether or not located in the Department of Water and Power’s existing vault, if that is possible) is subject to Landlord’s reasonable approval, as part of Landlord’s prior written approval of the plans and specifications. Tenant shall be liable for all costs and expenses incurred in connection with such an arrangement including, but not limited to, costs of equipment, materials, construction, installations and hook-ups.

Tenant shall pay monthly upon billing as additional rent under this Lease such sums as Landlord’s building engineer may reasonably determine to be necessary in order to reimburse Landlord for the additional cost of any utilities which have not been separately metered to Tenant (including, without limitation, electricity, gas and other fuels or power sources, and water, and Landlord’s reasonable costs of administration, which costs of administration shall not exceed three percent (3% of the other costs) attributable to any requirements in excess of those for normal office use by reason of the operation of computer or telecommunications equipment or other special equipment or facilities, or attributable to Tenant’s conducting business beyond the business hours described in the first sentence of this Section 9.2

Any utility charges billed directly to Tenant shall not be included in the Building’s “Utility Costs” for purposes of Section 4 above. Any extra maintenance charges or service calls attributable to the actions of Tenant shall be payable by Tenant to Landlord upon demand, as additional rent hereunder.

9.3 Landlord shall furnish unheated water from mains for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant with Landlord’s express prior written consent, and heated water for lavatory purposes from regular building supply in such quantities as required in Landlord’s judgment for the comfortable and normal use of the Premises. Tenant shall pay Landlord for additional water which is furnished for any other purpose. The amount that Tenant shall pay Landlord for such additional water shall be the average price per gallon charged to the Landlord for the Building by the entity providing water.

9.4 Tenant shall provide its own janitorial services to the Premises subject to Landlord’s prior written approval of the service provider in Landlord’s sole and absolute discretion. Tenant shall submit to Landlord a list of proposed janitorial service providers, with references, upon commencement of this Lease for Landlord to approve or disapprove without undue delay. Only those service providers who have been approved by Landlord may perform janitorial services. Notwithstanding the foregoing, Landlord shall furnish janitorial service (including washing of windows with reasonable frequency as determined by Landlord) for the common area, to the extent necessitated by normal office use of the Premises, Monday through Friday, holidays excepted. Landlord shall have no obligation to furnish janitorial service for any portion of the Premises. Tenant shall keep all such portions of the Premises in a clean and orderly condition at Tenant’s sole cost and expense. In the event that Tenant shall fail to keep or cause to keep such portion of the Premises in a clean and orderly condition, Landlord may do so and any costs incurred by Landlord in connection therewith shall be payable by Tenant to Landlord upon demand, as additional rent hereunder. Tenant shall also pay to Landlord, as additional rent hereunder, amounts equal to any increase in cost of janitor service in and about the common areas if such increase in costs is due to (a) use of the Premises by Tenant during hours other than normal business hours, or (b) location in or about the Premises of any fixtures, improvements, materials or finish items (including without limitation wall coverings and floor coverings) other than those which are of the standard type adopted by Landlord for the Building. Only those persons who have been approved by Landlord may perform janitorial services.

9.5 Landlord shall furnish passenger elevator service and freight elevator service in common with Tenant and other tenants Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturday from 8:00 A.M. to 1:00 P.M. Landlord shall provide limited passenger elevator service daily at all times such normal passenger service is not furnished. One elevator shall be designated as a freight elevator for use by the Building’s tenants on a non-exclusive basis. The designated freight elevator will be made available to the Building’s tenants for the delivery of equipment, tools and construction materials between the hours of 6:00 p.m. to 7:00 a.m. Monday through Friday; after 3:00 p.m. on Saturdays, and at any time on Sundays, with 24-hour advance notice and subject to prior reservations.

9.6 Landlord does not warrant that any service will be free from interruptions caused by repairs, renewals, improvements, changes of service, alterations, strikes, lockouts, labor controversies, accidents, inability to obtain fuel, steam, water or supplies or other cause. Landlord agrees to give Tenant notice of any extended interruptions of which Landlord has prior knowledge. No interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, nor relieve Tenant from payment of rent or performance of Tenant’s other obligations under this Lease except as provided below in this Section 9.6. Landlord shall not be responsible for correcting any such interruption in service which is not curable by Landlord on a commercially reasonable basis, as determined by Landlord in its sole discretion. Subject to Section 11 below, and subject to Landlord’s rights to recover certain costs under other provisions of this Lease, if Landlord determines that such interruption in service is curable on such a commercially reasonable basis, Landlord shall make good faith efforts to so correct the interruption within a reasonable time after Landlord receives written notice from Tenant of the interruption in service. In doing such work Landlord shall use commercially reasonable, good faith efforts to interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises, without, however, being obligated to incur liability for overtime or other premium payment to its agents, employees or contractors in connection therewith. Landlord shall in no event be liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages, whether foreseeable or not, arising from the making of or failure to make any repairs, alterations or improvements, or provision of or failure to provide or restore any service in or to any portion of the Building, including the Premises, or the fixtures, appurtenances and equipment therein. If any interruption of utility service, not caused by Tenant or its employees, agents or invitees, is not restored within five (5) consecutive business days after Tenant provides Landlord with written notice of the cessation of such utilities, then Tenant shall be entitled to abatement of rent for the Premises to the extent that Tenant does not occupy the Premises for the conduct of business for each day of cessation of such utility services from and after the fifth (5th) business day of such cessation. Tenant shall not be entitled to any abatement or reduction of rent or other remedy by reason of Landlord’s failure to furnish any of the services or Building systems called for by this Lease whether such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or any other cause, except due to Landlord’s gross negligence or willful misconduct. As a material inducement to Landlord’s entry into this Lease, Tenant waives and releases any rights it may have to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code.

10. CONDITION OF PREMISES. By occupying the Premises, Tenant shall be deemed to accept the same and acknowledge that they comply fully with Landlord’s covenants and obligations hereunder, subject to completion of any items which it is Landlord’s responsibility hereunder to furnish and which are listed by Landlord and Tenant upon inspection of the Premises prior to the Commencement Date. Tenant acknowledges that neither Landlord nor any agent, employee or representative of Landlord has made any representation or warranty with respect to any matter, including but not limited to any matter regarding the Building or Premises, the applicable zoning or the effect of other applicable laws, or the suitability or fitness of the Building or Premises for the conduct of Tenant’s business or any other purpose. Tenant is relying solely on its own investigations with respect to all such matters. During the term of this Lease, Tenant shall maintain the Premises in as good condition as when Tenant took possession, ordinary wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted, and shall repair all damage or injury to the Building or to fixtures, appurtenances and equipment of the Building caused by Tenant’s installation or removal of its property or resulting from the negligence or tortious conduct of Tenant, its employees, contractors, agents, licensees and invitees. In the event of failure by Tenant to perform its covenants of maintenance and repair hereunder, Landlord may perform such maintenance and repair, and any amounts expended by Landlord in connection therewith shall be payable by Tenant to Landlord upon demand, as additional rent hereunder.

11. DAMAGE TO PREMISES OR BUILDING.

11.1 In the event that the Building should be totally destroyed by fire or other casualty, this Lease shall terminate as of the date of such casualty. If the Building is damaged but not totally destroyed by the casualty or if there is an interruption in services or utilities provided by Landlord pursuant to Section 9.6 of this Lease, and if such damage or interruption in services or utilities prevents Tenant’s beneficial use of all or a substantial portion of the Premises, then Landlord shall notify Tenant in writing, within thirty (30) days after the date Tenant’s beneficial use is so prevented, of whether Landlord intends to restore the Building or the services or utilities in question and of how long, in Landlord’s opinion, the restoration will take to complete. In the event that the repairs and restoration can, in Landlord’s reasonable opinion, be completed within one hundred eighty (180) days after the date Tenant’s beneficial use is so prevented, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs and restoration, Landlord shall restore the Building or the services or utilities in question. In the event the Premises or a substantial portion of the Building or the delivery system for Building services or utilities should be so damaged or destroyed that restoration or repairs cannot, in Landlord’s opinion, be completed within one hundred eighty (180) days after the date Tenant’s beneficial use is so prevented, or Landlord will not receive insurance proceeds sufficient to cover the costs of such repairs and restoration, Landlord may at its option terminate this Lease upon notice to Tenant, or Landlord may elect to proceed to restore the Building. Similarly, in the event Landlord’s notice notifies Tenant that the restoration in Landlord’s opinion will not be completed within one hundred eighty (180) days after the date Tenant’s beneficial use is so prevented, Tenant shall have twenty (20) days from the date of Tenant’s receipt of Landlord’s notice to elect to terminate this Lease by delivering written notice of such termination to Landlord. If either Landlord or Tenant terminates this Lease as provided above, such termination shall be effective immediately upon the other party’s receipt of the notice of termination. In the event that Landlord is obligated or elects to restore the Building or the services or utilities in question, Landlord shall commence such work reasonably promptly and shall proceed with reasonable diligence to restore the Building or the services or utilities to substantially the condition in which they were immediately prior to the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, alterations, decorations or other improvements which may have been constructed by or specifically for Tenant, or by or for other tenants within the Building.

If neither Landlord nor Tenant terminates this Lease due to the casualty, the Lease shall remain in full force and effect. After Landlord completes Landlord’s restoration work on the Premises (i.e., any necessary repair work on the

Building shell and the Building systems originally provided by Landlord in the core of the Building), Tenant shall diligently complete Tenant’s repairs to its tenant improvements. The parties shall cooperate in performing their respective repairs simultaneously if, in Landlord’s reasonable opinion, that is feasible and appropriate. Tenant shall have the right to terminate this Lease upon notice served upon Landlord prior to actual completion of Landlord’s restoration work on the Premises if such restoration work is not substantially completed within two hundred seventy (270) days after the date Tenant’s beneficial use is first prevented (provided, however, that if Landlord’s original notice to Tenant estimated that the restoration work would take more than one hundred eighty (180) days after the date Tenant’s beneficial use is so prevented, and Tenant did not elect to terminate the Lease on that basis, then Tenant shall not be entitled to terminate the Lease pursuant to this sentence unless Landlord fails to substantially complete such restoration work at least within 95 days after the estimated restoration period given in Landlord’s original notice). For purposes of this Section, “substantial completion” of Landlord’s work shall mean completion to such a degree that Tenant can commence in the Premises or the damaged portion thereof its own reconstruction of tenant improvements as contemplated by this Lease. “Substantial completion” shall not require full completion of all “punch list” type items which do not materially affect Tenant’s use of the Premises. Lease termination, to the extent provided above, shall be Tenant’s sole remedies. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any of Tenant’s agents, employees or invitees, Tenant shall not be permitted to exercise its right of Lease termination. Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

Landlord and Tenant agree that if the damage or destruction was not the result of the willful misconduct of Tenant or Tenant’s employees, contractors, licensees or invitees, then Tenant shall be provided with a proportionate abatement of Basic Rent and other rental due hereunder based on the rentable square footage of the Premises rendered unusable and not used by Tenant. The proportional abatement, if any, shall be provided during the period beginning on the later of (a) the date of the damage or destruction or (b) the date on which Tenant ceases to occupy the Premises and ending on the date of substantial completion of Landlord’s restoration obligations as provided in this Section 11.

11.2 In the event of any damage or destruction of all or any part of the Premises or any interruption in utilities or services, Tenant shall immediately notify Landlord thereof.

11.3 In the event any holder of a mortgage or deed of trust on the Building should require that the insurance proceeds payable upon damage or destruction to the Building by fire or other casualty be used to retire the debt secured by such mortgage or deed of trust, or in the event any lessor under any underlying or ground lease should require that such proceeds be paid to such lessor, Landlord shall in no event have any obligation to rebuild, and at Landlord’s election this Lease shall terminate.

11.4 Except as set forth in Section 28 below, with the exception of insurance required to be carried by Tenant under Section 28 of this Lease, any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Landlord shall not be required to carry insurance of any kind on Tenant’s property and, except by reason of the breach by Landlord of any of its obligations hereunder, shall not be obligated to repair any damage thereto or to replace the same.

11.5 In addition to its termination rights in Subsection 11.1 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease and Landlord estimates that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Lease Term, or (b) sixty (60) days after the date of such casualty.

11.6 Tenant, as a material inducement to Landlord’s entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932(2) and 1933(4) of the California Civil Code (and any successor statutes permitting Tenant to terminate this Lease as a result of any damage or destruction), it being the intention of the parties hereto that the express terms of this Lease shall control under any circumstances in which those provisions might otherwise apply.

12. EMINENT DOMAIN.

12.1 In the event that the whole of the Premises, or so much thereof as to render the balance unusable to Tenant for the purposes leased hereunder, as reasonably determined by Landlord, shall be lawfully condemned or taken in any manner for any public or quasi-public use, or conveyed by Landlord in lieu thereof (a “Taking”), this Lease and the term hereby granted shall forthwith cease and terminate on the date of the taking of possession by the condemning authority (the “Date of Taking”).

12.2 In the event of a Taking of a portion of the Premises which does not result in the termination of this Lease pursuant to Section 12.1, above, the Base Rent shall be abated in proportion to the part of the Premises so taken and thereby rendered unusable to Tenant for the purposes leased hereunder, as reasonably determined by Landlord.

12.3 In the event that there is a Taking of a portion of the Building other than the Premises, and if, in the opinion of Landlord, the Taking is so substantial as to render the remainder of the Building uneconomic to maintain despite reasonable reconstruction or remodeling, or if it would be necessary to alter the Building or Premises materially, Landlord may terminate this Lease by notifying Tenant of such termination within sixty (60) days following the Date of Taking, and this Lease shall end on the date specified in the notice of termination, which shall not be less than sixty (60) days after the giving of such notice.

12.4 No temporary Taking of the Building or Premises and/or of Tenant’s rights therein or under this Lease shall terminate this Lease or give Tenant any right to abatement of rent hereunder. Tenant shall be entitled to receive such portion of any award as is specifically made for such a temporary use with respect to the period of the Taking which is within the term of this Lease, provided that the Taking renders the Premises unusable to Tenant for the purposes leased hereunder, as reasonably determined by Landlord. If such Taking shall remain in force at the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord a sum equal to the reasonable costs of performing Tenant’s obligations under Section 15 with respect to Tenant’s surrender of the Premises and, upon such payment, shall be excused from such obligations. For purposes of this Section 12.4, a temporary Taking shall be defined as a Taking for a period of two hundred seventy (270) days or less.

12.5 Except for the award in the event of a temporary Taking as contemplated in Section 12.4, above, Tenant hereby releases and shall have no interest in, or right to participate with respect to the determination of, any compensation for any Taking, except only that Tenant shall be entitled to the portion of any award specifically designated by the condemning authority to be for any personal property of Tenant included in any such Taking or for any relocation expenses or business interruption loss incurred by Tenant.

13. DEFAULT.

13.1 The following events shall be deemed to be events of default by Tenant under this Lease:

(a) If Tenant shall fail to pay any installment of rent or any other sum required to be paid by Tenant under this Lease as due.

(b) If Tenant shall fail to comply with any term, provision or covenant of this Lease, other than provisions pertaining to the payment of money.

(c) If Tenant shall make an assignment for the benefit of creditors.

(d) If Tenant shall file a petition under any section or chapter of the federal Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any State thereof pertaining to bankruptcy, insolvency or debtor relief, or Tenant shall have a petition or other proceedings filed against Tenant under any such law or chapter thereof and such petition or proceeding shall not be vacated or set aside within sixty (60) days after such filing.

(e) If a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant and such receivership shall not be terminated and possession of such assets restored to Tenant within thirty (30) days after such appointment.

(f) If Tenant shall desert or vacate any substantial portion of the Premises and the same shall remain unoccupied for more than fourteen (14) days thereafter.

(g) If Tenant shall assign this Lease or sublet the Premises in violation of the terms hereof.

13.2 Any shorter period for cure provided by law notwithstanding, and in lieu thereof, including without limitation California Code of Civil Procedure Section 1161, Tenant may cure any monetary default under Subsection 13.1(a), above, at any time within five (5) days after written notice of default is received by Tenant from Landlord; and (except as specifically provided otherwise in Section 24) Tenant may cure any non-monetary default within fifteen (15)

days after written notice of default is received by Tenant from Landlord, provided that if such non-monetary default is curable but is of such a nature that the cure cannot be completed within fifteen (15) days, Tenant shall be allowed to cure the default if Tenant promptly commences the cure upon receipt of the notice and diligently prosecutes the same to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord.

14. REMEDIES UPON DEFAULT.

14.1 Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies (each and all of which shall be cumulative and non-exclusive) without any notice or demand whatsoever:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(1) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(2) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to attorneys’ fees, removal and storage (or disposal) of Tenant’s personal property, un-reimbursed leasehold improvement costs (e.g., the amounts Landlord has expended for leasehold improvements which have not been recovered as of the termination of the Lease when amortized on a straight-line basis over the originally scheduled lease term), brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(5) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Subsection 14.1(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. Any such sums which are based on percentages of income, increased costs or other historical data shall be reasonable estimates or projections computed by Landlord on the basis of the amounts thereof accruing during the 24-month period immediately prior to default, except that if it becomes necessary to compute such sums before a 24-month period has expired, then the computation shall be made on the basis of the amounts accruing during such shorter period. As used in Subsections 14.1(a)(1) and (2), above, the “worth at the time of award” shall be computed by allowing interest from the date the sums became due at the lesser of (i) the Bank of America prime rate on the due date plus six percent (6%), or (ii) the maximum rate permitted by law. As used in Subsection 14.1(a)(3), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to any procedures permitted by applicable law, including but not limited to those described in Section 15.3. No re-entry or taking possession of the Premises by Landlord pursuant to this Subsection 14.1(b), and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(c) In the event of any such default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 and any successor statute in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Subsection 14.1(c), then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Subsection 14.1(c) or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

(d) Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord so elects to succeed to Tenant’s interest, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

14.2 Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

14.3 All rights, options and remedies of Landlord contained in this Section 14 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or more of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 14 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

14.4 Landlord shall not be deemed in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such 30-day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant shall be entitled, as Tenant’s sole and exclusive remedy, to recover from Landlord Tenant’s actual damages (but not lost profits or any punitive, incidental or consequential damages unless resulting from Landlord’s intentional misconduct but subject in all cases to the provisions of Section 33.17 below) shown by Tenant to have been directly caused thereby; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall not be entitled to terminate this Lease by reason of Landlord’s default unless such default prevents Tenant from substantially using the Premises as contemplated herein; and (c) Tenant’s rights and remedies hereunder shall be subject to any specific limitations set forth in other provisions of this Lease.

14.5 No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the rent so accepted, subject to the provisions of Section 33.1.

15. SURRENDER OF PREMISES; REMOVAL OF PROPERTY.

15.1 No act or thing done by Landlord or any agent or employee of Landlord during the term hereof shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Upon the expiration of the term of this Lease, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Section 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3 Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the term of this Lease, or within forty eight (48) hours after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord (without liability to Tenant) in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time, or in accordance with any other legally permissible procedure, whether by public or private sale or otherwise. Landlord shall be entitled to apply any proceeds of the sale of such items to any sums due to Landlord by Tenant and to Landlord’s costs of removal, storage and sale of such items. Alternatively, Landlord shall be entitled to treat Tenant’s failure to remove such items from the Premises as either a permitted or unpermitted holdover pursuant to Section 19 of this Lease.

15.4 All fixtures, alterations, additions, repairs, improvements and/or appurtenances attached to or built into or on or about the Premises prior to or during the term hereof, whether by Landlord at its expense or at the expense of Tenant, or by Tenant at its expense, or by previous occupants of the Premises, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the term of this Lease. Such fixtures, alterations, additions, repairs, improvements and/or appurtenances shall include, without limitation, built-in utilities such as heating, ventilating and air conditioning units, floor coverings, drapes, paneling, molding, doors, kitchen and dishwashing fixtures and equipment, plumbing systems, electrical systems, lighting systems, silencing equipment, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes, and any special flooring or ceiling installations, as well as standby power generators, fuel tanks (subject to the following paragraph) and electrical fuel gear, and condenser units (if any) installed pursuant to the terms of the Lease, wherever located in the Building (including its roof) (but excluding Tenant’s telecommunications switch and other telecommunications trade fixtures and equipment, and batteries and rectifiers, which Tenant agrees to remove upon the expiration or termination of this Lease). Notwithstanding the foregoing, Landlord may, in its sole discretion, require Tenant, at Tenant’s sole cost and expense, to remove any fixtures, alterations, additions, repairs, improvements and/or appurtenances attached or built into or on or about the Premises or as otherwise listed above (specifically including telecommunications equipment, but excluding conduit and cable and initial tenant improvements). Tenant shall repair any damage to the Building and Premises occasioned by the installation, construction, operation and/or removal of any fixtures, trade fixtures, equipment, alterations, additions, repairs, improvements and/or appurtenances pursuant to this section. If Tenant shall fail to complete such removal and repair such damage, Landlord may do so and may charge the reasonable cost thereof to Tenant.

15.5 Tenant hereby waives all claims for damages or other liability in connection with Landlord’s re-entering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and Tenant hereby indemnifies and holds Landlord harmless from any such damages or other liability, and no such re-entry shall be considered or construed to be a forcible entry.

16. COSTS OF SUIT; ATTORNEYS’ FEES; WAIVER OF JURY TRIAL.

16.1 If Tenant or Landlord shall bring any action for any relief, declaratory or otherwise, against the other arising out of or under this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party its costs of suit, including, without limitation, a reasonable sum for attorneys’ and other professional fees relating to such suit, and such fees shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is contested or prosecuted to judgment.

16.2 In the event that Landlord shall, without fault on Landlord’s part, be made party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or of any such other person, Tenant hereby indemnifies and holds Landlord harmless from and against all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in or in connection with such litigation.

16.3 In order to limit the cost of resolving any disputes between the parties, and as a material inducement to each party to enter into this Lease, each party hereby waives the right to a jury trial with respect to any litigation between the parties arising out of this Lease, Tenant’s occupancy of the Premises, or Landlord’s ownership, operation or management of the Building, irrespective of any rights to a jury trial which either party otherwise then would have under applicable statutes, constitutions, judicial decisions or other laws.

17. ASSIGNMENT AND SUBLETTING.

17.1 Except as hereinafter provided, Tenant shall not sublet all or any part of the Premises, nor assign this Lease, nor enter any license, “co-location agreement” (except as provided in Section 17.2 below) or other agreement permitting a third party (other than Tenant’s employees and occasional guests) to use or occupy any portion of the Premises, without Landlord’s express prior written consent, which consent shall not unreasonably be withheld. (For purposes of the balance of this Section 17.1 and Sections 17.2 through 17.5, the term “sublease” shall be deemed to include licenses, co-location agreements (which shall be governed by Section 17.2 below), and other agreements for use or occupancy of the Premises as described in the preceding sentence. The terms “subtenant” and “sublet” shall be construed accordingly.)

In order to assist Landlord in evaluating any proposed assignment or sublease, Tenant agrees to provide Landlord with the proposed subtenant or assignee’s current financial statement and financial statements for the preceding two (2) years and such other information concerning the business background and financial condition of the proposed subtenant or assignee and of Tenant as Landlord may reasonably request.

Landlord and Tenant hereby agree that Landlord’s disapproval of any proposed sublease or assignment hereunder shall be deemed reasonable if based upon any reasonable factor, including, without limitation, any or all of the following factors:

(a) The proposed transfer would result in more than two subleases of portions of the Premises being in effect at any time during the term;

(b) The rent payable by the proposed transferee would be less than the fair market rental value for the space as determined pursuant to the last paragraph of this Section 17.1 (except as otherwise provided in Section 17.2);

(c) The proposed transferee is an existing tenant or occupant of the Building or has negotiated with Landlord within the last twelve months for space in the Building or is another transferee prohibited by the next to last paragraph of this Section 17.1;

(d) The proposed transferee is a governmental entity;

(e) The transaction calls for new demising walls to be built, and the portion of the Premises proposed to be sublet or assigned is irregular in shape and/or has inadequate means of ingress and egress;

(f) The use of the Premises by the proposed transferee (i) is not permitted by the use provisions of this Lease, or (ii) might, in Landlord’s reasonable opinion, violate any right for an exclusive use granted by Landlord to another Tenant in the Building;

(g) The transfer would likely result, in Landlord’s reasonable opinion, in a significant increase in the use of the parking areas or common areas of the Building due to the transferee’s employees or visitors, and/or significant increase in the demand for utilities and services to be provided by Landlord to the Premises;

(h) The assignee or subtenant does not, in Landlord’s reasonable opinion, have the financial capability to fulfill the obligations imposed by the transfer, or in the case of an assignment, the assignee does not, in Landlord’s reasonable opinion, have income and net worth at least equal to that of Tenant;

(i) The transferee is not, in the Landlord’s reasonable opinion, of reputable or good character or consistent with Landlord’s desired tenant mix;

(j) The transferee is a real estate developer or landlord or is acting directly or indirectly on behalf of a real estate developer or landlord;

(k) The proposed transferee may, in Landlord’s reasonable opinion, increase the chances of significant hazardous waste contamination within the Premises or the Building; or

(l) In the reasonable judgment of the Landlord, the purpose for which the transferee intends to use the Premises is not in keeping with the standards of the Landlord for the Building or is in violation of the terms of any other lease in the Building.

Notwithstanding the foregoing, Tenant may, subject to the rest of the terms hereof, sublet all of the Premises or assign this Lease to any entity controlling, controlled by or under common control with Tenant, (including assignment or subletting to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern) provided that, with regard to each such assignment or subletting: (A) Landlord receives the financial statements prescribed above and such other financial and background information as Landlord may request regarding the assignee or subtenant at least twenty (20) days prior to such proposed assignment or sublease; (B) the Landlord determines, in its reasonable discretion, that the income and net worth of the assignee or subtenant comply with the standards prescribed in item (h) above; (C) the use of the Premises is not altered; (D) the Landlord determines, in its sole and absolute discretion, that the transaction is not being entered into as a subterfuge to avoid the restrictions on assignment and subletting in the Lease; and (E) the subtenant or assignee expressly assumes the obligations of Tenant hereunder as prescribed below in this Section 17.1 .

Neither this Lease nor the term hereby demised shall be mortgaged by Tenant, nor shall Tenant mortgage, assign, pledge or otherwise transfer the interest of Tenant in and to any sublease or the rentals payable thereunder or in the Security Deposit.

Any sublease, assignment, mortgage, pledge, encumbrance, or transfer made in violation of this Section 17.1 shall be void and at Landlord’s election shall terminate this Lease.

Each subtenant, assignee or transferee of Tenant, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease (provided that in the case of a sublease, the subtenant’s obligations shall be limited to those obligations relating to the subleased space and the common areas during the sublease term). No sublease or assignment shall be deemed approved by Landlord unless such subtenant or assignee and Tenant shall deliver to Landlord a counterpart of such sublease or assignment and an instrument in a form acceptable to Landlord, which contains a covenant of assumption by the subtenant or assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Section 17.1, but the failure or refusal of the subtenant or assignee to execute such instrument of assumption shall not release or discharge the subtenant or assignee from its liability as set forth above.

No subtenant or assignee not complying with the foregoing requirements shall have any interest in the Security Deposit. Any assignee that does comply with the foregoing requirements shall automatically succeed to Tenant’s position with respect to the Security Deposit, and Landlord shall have the right to refund all or any portion of the Security Deposit to the assignee at any time or under any circumstances with no liability to the assignor.

Landlord may require that the assignee or subtenant remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or subtenant. In such event Landlord shall apply the sums received to the obligations of Tenant and its successors under this Lease.

In the event of default by any assignee or subtenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor.

Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with the assignee or other successor of Tenant, and without obtaining Tenant’s consent thereto, and any such actions shall not relieve Tenant of liability under this Lease.

Consent by Landlord to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

If Tenant is a corporation which, under California law, is not deemed a publicly-held corporation, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest controlling such corporation, association or partnership shall be deemed an assignment within the meaning and provisions of this Section 17. For purposes hereof, “control” shall be deemed to refer to any amount, in the aggregate, exceeding twenty five percent (25%) of the voting power of such corporation, association or partnership. Notwithstanding the foregoing, the immediately preceding sentence shall not apply to any transfer of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market.

Subject to Section 17.2, Tenant agrees that all advertising by Tenant to market the space in the Premises to be sublet or assigned shall require Landlord’s prior written approval, which shall not be unreasonably withheld. Subject to Section 17.2, Tenant further agrees that it shall not, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion, market any space in the Premises, assign the lease or sublet any space in the Premises to existing tenants or occupants of the Building, or to any entity controlling, controlled by, or under common control with any existing tenant or occupant of the Building, except for any entity controlling, controlled by or under common control with Tenant.

Subject to Section 17.2, Tenant agrees that it shall not sublet, nor assign, nor advertise as available for subletting or assignment, nor list with brokers for subletting or assignment, all or any portion of the Premises for a consideration which is equal to less than the fair market rental value, as determined by Landlord in its reasonable discretion, for comparable space in the Building for a comparable term commencing concurrently with the assignment or sublease term, with comparable rent credits and tenant improvement allowances. Within ten (10) days after Landlord receives any written request from Tenant for Landlord’s estimate of the fair market rental value for specified space (which request shall identify the space in question, the proposed term and the proposed rent credits and improvement allowances), Landlord shall notify Tenant in writing of the fair market rental value for such space for a comparable term with comparable rent credits and tenant improvement allowances.

17.2 Landlord acknowledges that Tenant’s business to be conducted on the Premises requires the installation on the Premises of certain communications equipment by telecommunications customers of Tenant (collectively “Customers”) in order for such Customers to interconnect with Tenant’s terminal facilities. Tenant represents to Landlord that such arrangements will require access by each Customer to the Premises only on an infrequent basis, and only when accompanied by a representative of Tenant. Notwithstanding anything contained elsewhere in this Section 17, Landlord hereby consents in advance to any sublease, license agreement, “co-location agreement” or like agreement (collectively, “Customer Subleases”) between Tenant and such a Customer for the limited purpose of permitting such an arrangement as is described in this Section 17.2. The effectiveness of such advance consent as to a particular Customer Sublease is conditioned on (a) such Customer and Tenant signing and submitting to Landlord within ten (10) business days after entering into such a transaction a Notice and Agreement in the form attached hereto as Exhibit F; and (b) such Customer Sublease being in writing and consistent with the provisions of this Lease (although Tenant will only be obligated to provide Landlord with a copy of the executed Customer Sublease if Landlord requests it in writing in which case Tenant will provide Landlord with a true and complete copy within ten (10) days after Tenant receives Landlord’s request). Provided that Tenant’s Customer Subleases comply with items (a), (b) and (c) above, they need not comply with those requirements of Section 17.1 above regarding financial statements, advertising and minimum rental rates. Tenant shall be liable to Landlord for any violation by its Customers of any provisions of this Lease. If during the Lease term Tenant and Landlord are required to permit co-location in the Premises pursuant to applicable statutes, rules or regulations, Section 33.2 shall nonetheless apply.

17.3 In the event that Tenant desires to assign this Lease, or to enter into a sublease, as to all or any portion of the Premises, except (a) where the subtenant or assignee is an entity controlling, controlled by or under common control with Tenant, or (b) as permitted under Section 17.2 herein, Tenant shall, prior to solicitation of offers therefor, give

Landlord notice of Tenant’s desire to assign or sublet and of the portion of the Premises to be affected by the proposed assignment or sublease. Landlord shall have the right, exercisable by notice to Tenant within sixty (60) days after Landlord’s receipt of Tenant’s notice of desire to assign or sublet, to terminate this Lease as to the portion of the Premises affected by the proposed assignment or sublease, such termination to be effective as of the date sixty (60) days after notice by Landlord to Tenant of such termination.

In the event of a termination of this Lease as to a portion of the Premises pursuant to this Section 17.3, effective as of such termination, the Premises shall be deemed to no longer include the portion of the Premises subject to such termination, Tenant shall surrender possession of that portion of the Premises in accordance with the provisions of this Lease, and the rent payable hereunder and Tenant’s Percentage Share shall be appropriately adjusted based upon the rentable area remaining within the Premises.

If Landlord does not elect to terminate pursuant to this Section 17.3, and if Tenant does not enter into an assignment or sublease as specified in Tenant’s notice of desire to assign or sublet within six (6) months after the expiration of Landlord’s 60-day period for election to terminate, then Tenant shall again comply with the provisions of this Section 17.3 before assigning this Lease, or entering into a sublease, as to all or any portion of the Premises.

17.4 In the event that Tenant has sought and received Landlord’s consent to assign this Lease, or to enter into a sublease as to all or any portion of the Premises, the monthly rent payable by Tenant to Landlord, pursuant to Section 3, shall be increased by fifty percent (50%) of the amount to be received by Tenant during each month pursuant to the terms of the assignment or sublease, in excess of Tenant’s monthly rental payable to Landlord for the space subject to the assignment or sublease. The amounts referred to in the previous sentence include rent, additional rent, or any other payment in respect of use or occupancy, or in reimbursement of costs of leasehold improvements installed by Tenant, and whether paid in a lump sum or periodic payments; provided however, such amounts shall not include any fees charged by Tenant to its Customers to the extent such fees are based on Tenant’s services (not square footage or space used by the Customers) as provided under Section 17.2 herein. In no event shall the total sums payable to the Landlord be less than the monthly rental Landlord would have received but for such assignment or sublease.

The additional rent shall be due and payable to Landlord in accordance with the schedule specified in the sublease or assignment instrument, and the failure of any subtenant or assignee to make any payments in accordance with that schedule shall not affect the obligation of Tenant to pay the additional rent to Landlord.

The calculation of the amount of rentable space being sublet shall be made by Landlord in accordance with its usual standards. Landlord may require acknowledgement by Tenant of Tenant’s concurrence on the Landlord’s calculation of the amount of rentable space being sublet as a condition to Landlord’s consent to any sublease.

The provisions of a sublease or assignment instrument consented to by Landlord cannot be modified, nor the sublease or assignment terminated, other than in accordance with its terms, without the prior written consent of the Landlord, which consent shall not be unreasonably withheld. The terms of this Section 17.4 shall apply to any subleasing or assignment by any subtenant or assignee.

17.5 Tenant shall pay to Landlord, promptly upon receipt of a billing from Landlord, the amount of Landlord’s reasonable attorney fees incurred in connection with Landlord’s review or approval of any sublease or assignment transaction requiring Landlord’s consent hereunder.

18. TRANSFER OF LANDLORD’S INTEREST. In the event of any transfer of Landlord’s interest in the Building or Premises, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, including, without limitation, the obligation of Landlord to return the Security Deposit as provided in this Lease; provided that the transferor shall, within a reasonable time, transfer any Security Deposit then held by Landlord, or any portion thereof remaining after proper deductions therefrom, to the transferee and shall thereafter notify Tenant of such transfer, of any claims made against the Security Deposit, and of the transferee’s name and address, by written notice delivered personally (in which case Tenant shall acknowledge receipt of such notice by signing Landlord’s copy of such notice) or by registered or certified mail.

19. HOLDING OVER. If Tenant holds over after the term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case, Base Rent shall be payable at a monthly rate equal to: (a) one hundred fifty percent (150%) of the Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Section 19 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.

20. NOTICES. In every case when, under the provisions of this Lease, it shall be necessary or desirable for one party hereto to serve any notice, request or demand on the other, such notice or demand shall be in writing and shall be served personally or by deposit in the United States mail, postage and fees fully prepaid, registered or certified mail, with return receipt requested, addressed to the applicable address for notice set forth in Section A on page 1. Landlord or Tenant may, from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to whom all such notices or demands are thereafter to be addressed. Service of any such notice or demand if given personally shall be deemed complete upon delivery, and if made by mail shall be deemed complete on the day of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of two (2) business days after the date of mailing, whichever is earlier.

Notwithstanding the provisions of this Section 20, any notice of default as described in Section 13.2 and any pleadings or notices given by either party to the other with respect to any judicial proceeding between the parties shall be served in the manner prescribed by applicable California law without reference to this paragraph, and shall be deemed served at such time as is provided by such applicable law without reference to this paragraph.

21. QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying the rent and performing the covenants of this Lease on Tenant’s part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises for the term of this Lease.

22. TENANT’S FURTHER OBLIGATIONS.

22.1 Except for ordinary wear and as otherwise provided in this Lease, Tenant shall, at Tenant’s expense, keep in good order, condition and repair the interior of the Premises and shall promptly and adequately repair all damage to the interior of the Premises and replace or repair all glass, fixtures, equipment and appurtenances therein damaged or broken, under the supervision and with the approval of Landlord and, if Tenant does not do so, Landlord may, but need not, make such repairs and replacements. If Landlord does so, Tenant shall pay Landlord the cost thereof promptly upon demand, as additional rent hereunder.

22.2 Tenant shall comply with all laws, ordinances, rules, regulations, orders and directives of governmental and quasi-governmental bodies and authorities having jurisdiction over Tenant or the Premises from time to time and shall obtain and keep in effect all licenses, permits (including but not limited to conditional use permits) and other authorizations required with respect to the business or businesses conducted by Tenant within or from the Premises or with respect to any special equipment or facilities of Tenant permitted under the other provisions of this Lease. Tenant and its employees, agents, licensees and invitees shall also comply with all reasonable rules and regulations which Landlord may adopt from time to time for the protection and welfare of the Building and its tenants and occupants; provided that Tenant shall not be responsible for compliance with any rule or regulation adopted by Landlord unless or until Tenant is furnished with a copy thereof. The present rules and regulations for the Building are attached hereto as Exhibit “B”. Landlord shall have no liability to Tenant for the failure of any other tenant in the Building to observe the rules and regulations.

23. ESTOPPEL CERTIFICATE BY TENANT. At any time and from time to time, within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement (substantially in the form of Exhibit D attached hereto) in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), that Tenant knows of no default hereunder by Landlord and has no right of offset or deduction against the rent or any other charge payable to Landlord (or specifying any claimed), the amount of any security posted by Tenant, the dates to which the rent and other charges have been paid in advance, any increases or decreases of rent that are anticipated, the commencement date of the Lease and such other matters as may be reasonably requested by Landlord. It is intended that any statement delivered pursuant to this Section 23 may be relied upon by any purchaser of the fee or mortgagee or beneficiary or assignee of any mortgage or trust deed upon the fee of the Building or Premises. Tenant’s failure to deliver the statement within the period specified above shall be conclusive and binding upon Tenant that the Lease is in full force and effect without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim or deduction against rental, and that no more than one month’s rental has been paid in advance.

24. SUBORDINATION AND ATTORNMENT. This Lease is and at all times shall be subject and subordinate to any ground or underlying leases, mortgages, trust deeds or like encumbrances, which may now or hereafter affect the Building or Premises, and to all renewals, modifications, consolidations, replacements and extensions of any such lease, mortgage, trust deed or like encumbrance. As a condition precedent to the effectiveness of any such subordination of this Lease to any future ground or underlying leases or the lien of any future mortgages, deeds of trust, or like encumbrances, Landlord shall request that any existing or future mortgagees or ground lessors provide to Tenant a commercially reasonable non-disturbance and attornment agreement in favor of Tenant (substantially in the form of Exhibit E attached hereto) executed by such future ground lessor, master lessor, mortgagee or deed of trust beneficiary, as the case may be, which shall provide that Tenant’s quiet possession of the Premises shall not be disturbed on account of such subordination to such future lease or lien so long as Tenant is not in default under any provisions of this Lease. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any or all ground or underlying leases or the lien of any or all mortgages, deeds of trust or like encumbrances to the Lease. In the event that any ground or underlying lease terminates for any reason or any mortgage, deed of trust or like encumbrance is foreclosed or a conveyance in lieu of foreclosure is made for any reason, then at the election of Landlord’s successor-in-interest, Tenant shall attorn to and become the tenant of such successor. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Tenant covenants and agrees to execute and deliver to Landlord in the form reasonably required by Landlord, within ten (10) days after receipt of written demand by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any ground or underlying lease or the lien of any mortgage, deed of trust, or like encumbrance. Should Tenant fail to sign and return any such documents within said 10-day period, Tenant shall be in default hereunder without the benefit of any additional notice or cure periods, except as may be required by statute.

25. RIGHTS RESERVED TO LANDLORD.

25.1 All portions of the Building are reserved to Landlord, including exterior building walls, core corridor walls and doors and any core corridor entrance, but excluding the Premises and the inside surfaces of all walls, windows and doors bounding the Premises. Landlord also reserves any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as the right to access thereto through the Premises for the purposes of operation, maintenance, decoration and repair.

25.2 Landlord shall have the following rights exercisable upon reasonable advance notice (or without notice in the event of an emergency) and without liability to Tenant for damage or injury to property, person or business (all claims for damage being hereby released), and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoffs or abatement of rent:

(a) To enter the Premises at all reasonable times during the term of this Lease for the purpose of inspecting the same, posting notices of non-responsibility, exhibiting the Premises to prospective tenants, purchasers or others, or making such repairs or replacements therein as may be required by this Lease or as Landlord may deem appropriate; provided that Landlord shall use all reasonable efforts not to disturb Tenant’s use and occupancy and shall, when practical, give Tenant prior notice of such repairs. For each of the foregoing purposes, Tenant shall provide to Landlord a key with which to unlock at any time all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes. Landlord may use any other means which Landlord may deem proper to open such doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any means shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent. Any damages or losses on account of any such entry by Landlord shall be Tenant’s sole responsibility except as otherwise expressly provided herein. Nothing in this Section 25 shall be construed as obligating Landlord to perform any repairs, alterations or decorations, except as otherwise expressly required in this Lease.

(b) To change the name or street address of the Premises or Building.

(c) To install and maintain signs on the exterior and interior of the Building, except within the Premises.

(d) To have pass keys to the Premises.

(e) To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy during the last 6 months of the term hereof if, during or prior to such time, Tenant has vacated the Premises, or at any time after Tenant abandons the Premises.

(f) To have access to all mail chutes according to the rules of the United States Postal Service.

(g) To do or permit to be done any work in or about the exterior of the Building or any adjacent or nearby building, land, street or alley.

(h) To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted by this Lease.

26. FORCE MAJEURE. Whenever there is provided in this Lease a time limitation for performance by Landlord or Tenant of any construction, repair, maintenance or service, the time provided for shall be extended for as long as and to the extent that delay in compliance with such limitation is due to an act of God, governmental control or other factors beyond the reasonable control of Landlord or Tenant, respectively.

27. WAIVER OF CLAIMS; INDEMNITY.

27.1 Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of, and waives all claims it may have against Landlord, its agents, employees, partners, officers, directors, affiliates and successors in interest (collectively, the “Landlord Group”) for damage to or loss of property or personal injury or loss of life resulting from the Building or Premises or any part thereof becoming out of repair, by reason of any repair or alteration thereof, or resulting from any accident within the Building or Premises or on or about any space adjoining the Building or Premises, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Building or Premises, or any space adjoining the Building or Premises, or the mechanical systems of the Building or Premises, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to Tenant; provided such assumption and waiver shall not apply to claims caused by the gross negligence or willful misconduct of Landlord or its agents.

27.2 Tenant hereby agrees to indemnify, defend, and hold Landlord and the Landlord Group harmless from and against (a) any and all claims, demands, suits, fines, losses, expenses and liabilities (collectively, “Claims”) for or relating to injury or loss of life to persons or damage to or loss of property arising from Tenant’s use of the Building or the Premises, or from the conduct of Tenant’s business, or from any work done, permitted or suffered by Tenant in or about the Premises or elsewhere, or from any negligence or intentional conduct of Tenant or Tenant’s agents, employees, contractors, licensees, invitees, representatives or successors in interest; (b) any and all Claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease; and (c) all costs, attorneys’ and other professional fees, expenses and liabilities incurred by Landlord or any member of the Landlord Group in or in connection with any such Claim. In the event that any action or proceeding is brought against Landlord or any member of the Landlord Group by reason of any such Claim, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s cost and expense by counsel approved by Landlord, such approval not to be unreasonably withheld. Tenant’s obligations under this Section 27.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Building. Under no circumstances shall Landlord ever be liable to Tenant for consequential or punitive damages, including damages for lost profits or for business interruption. Neither the directors, officers, shareholders and employees of Landlord shall be personally liable for any claim or judgment against Landlord under any circumstances. If Landlord is in default under this Lease, then Tenant shall seek only a money judgment or an action for specific performance and/or declaratory relief against Landlord and shall not attempt to seize or attach any asset of Landlord other than Landlord’s right to insurance proceeds except as otherwise provided herein. If Tenant recovers a money judgment or an action for specific performance and/or declaratory relief against Landlord, then such judgment shall be satisfied only out of the proceeds of the sale received on execution of the judgment levied against the right, title and interest of the Landlord in the Office Building or out of rent or other income of the Office Building received or to be received by the Landlord or by insurance proceeds which the Landlord receives or is entitled to receive. Tenant shall not attempt to satisfy any such judgment from any other asset of Landlord under any circumstances. Tenant acknowledges that this limitation on Landlord’s liability has been separately bargained for and that Landlord would not enter into this Lease in the absence of this provision.

28. INSURANCE.

28.1 Tenant shall procure and shall maintain in effect, at Tenant’s sole cost and expense throughout the term of this Lease, including any extensions and renewals thereof, public liability and property damage insurance against claims for bodily injury, death or property damage occurring upon or about the Premises or Building, in each case naming Landlord and its managing agents as additional insureds and, upon request by Landlord, naming the holder of any mortgage, deed of trust or like encumbrance or the lessor under any underlying lease covering the Building as additional insured, with a limit of liability of not less than $3,000,000.00 single limit. If from time to time, the limits of liability set forth above are, in the reasonable opinion of Landlord, inadequate, Tenant shall increase such insurance coverage to an amount as shall be designated by Landlord’s notice to Tenant.

Tenant shall also procure and maintain, at Tenant’s sole cost and expense throughout the term of this Lease, casualty insurance on Tenant’s personal property in the Premises and any leasehold improvements which the Tenant installed at its own cost in an amount at least equal to the full replacement cost of such property, providing coverage against all perils insured against by a “fire and extended coverage” policy, as well as sprinkler damage, vandalism and malicious mischief.

Tenant shall also obtain the following insurance:

(a) Worker’s compensation and employer’s liability insurance in form and amount satisfactory to Landlord.

(b) Loss of income and extra expense insurance and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to or use of the Premises or the Building as a result of such perils.

(c) Liquor liability insurance coverage in limits of not less than Five Hundred Thousand Dollars ($500,000) if at any time during the term hereof any alcoholic beverages of any nature are served on the Premises.

(d) Any other form or forms of insurance as Landlord or Landlord’s lender or ground or primary lessors may reasonably require from time to time in form, in amounts, and for insurance risks against which a prudent tenant of a comparable size and in a comparable business would protect itself.

Such policies of insurance shall be with insurance companies acceptable to Landlord, shall not have a deductible amount exceeding $5,000.00 in the aggregate, and shall specifically provide that the insurance afforded by such policies for the benefit of Landlord and its managing agents and Landlord’s mortgagees and ground lessors shall be primary, and that any insurance carried by Landlord or Landlord’s mortgagees and ground lessors shall be excess and non-contributing. Such policies shall be evidenced by certificates of insurance delivered to Landlord from time to time showing such insurance to be at all times prepaid and in full force and effect and providing that such insurance cannot be canceled or modified upon less than thirty (30) days’ prior written notice to Landlord, and such other evidence of coverage requested by Landlord. (Such evidence may consist of copies of such policies, including additional insured endorsements.) If at any time Tenant has not provided Landlord with a then currently effective certificate of insurance or other evidence of coverage acceptable to Landlord as to any insurance required to be maintained by Tenant, Landlord may, without further inquiry as to whether such insurance is actually in force, obtain such a policy and Tenant shall reimburse Landlord, upon demand as additional rent hereunder, for the cost thereof, together with Landlord’s administrative fee equal to twenty five percent (25%) of the premium.

28.2 Tenant hereby waives its rights against Landlord and its managing agent and their respective partners, officers, directors, shareholders, employees, agents, representatives, contractors, affiliates, successors, licensees, and invitees with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from (a) risks insured against under any insurance policy carried by Tenant at the time of such claim, damage, loss or injury, or (b) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

28.3 Landlord and Tenant each shall cause each insurance policy required to be obtained by them pursuant to this Lease to provide that the insurer waives all rights of recovery by way of subrogation against the other and their respective managing agents, partners, officers, directors, shareholders, employees, agents, representatives, contractors, affiliates, successors, licensees, and invitees in connection with any claims, losses and damages covered by such policy. If Tenant fails to maintain insurance required hereunder, Tenant shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

29. FIXTURES, TENANT IMPROVEMENTS AND ALTERATIONS.

29.1 Except as otherwise provided in this Lease, all improvements, fixtures and/or equipment which Tenant may install or place in or about the Premises, and all alterations, repairs or changes to the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant. Landlord shall be without any obligation in connection therewith. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such alterations, repairs, changes, improvements, fixtures, and/or equipment in, on or about the Premises. Tenant’s obligations under the preceding sentence shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Building.

29.2 Notwithstanding any provision in this Section 29 to the contrary, Tenant is absolutely prohibited from making any alterations, additions, improvements or decorations which: (i) affect any area outside the Premises; (ii) affect the Building’s structure, equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (iii) affect the outside appearance, character or use of the Building or the common areas; (iv) weaken or impair the structural strength of the Building; (v) in the opinion of Landlord, lessen the value of the Building; (vi) will violate or require a change in any occupancy certificate applicable to the Premises; or (vii) in the opinion of Landlord, will increase the Building’s Operating Costs or Utility Costs.

29.3 Before proceeding with any alteration, repair or change which is not otherwise prohibited in Subsection 29.2 above, Tenant must first obtain Landlord’s written approval of (i) the plans and specifications for all such work; (ii) with respect to any connecting lines that will be outside the Premises (if such lines are permitted by Landlord in its sole discretion), a description of the areas of the Building to which Tenant will require access both for the initial work and for ongoing maintenance of the improvements or installations; (iii) the names of all contractors and subcontractors who will perform such work, all of whom shall be selected from Landlord’s then-current list of approved contractors, which Landlord may compile in Landlord’s sole discretion and will provide to Tenant within ten days following Landlord’s receipt of Tenant’s written request; (iv) copies of all construction contracts entered by Tenant with any contractor for the work; (v) copies of all liability, casualty, worker’s compensation and builder’s risk insurance applicable to the construction, maintenance and ongoing operation of the improvements and installations; and (vi) copies of all governmental permits required for the work. Landlord’s consent to such matters shall not unreasonably be withheld; provided, however, that with regard to any such matters which may affect the structural members, the heating, ventilation, air conditioning or other building systems, exterior walls, windows and doors of the Building, and with regard to the installation of any signs outside the Premises, Landlord may grant or withhold its consent in its unlimited discretion. Landlord may impose, as a condition of its consent to any alterations, repairs or changes of the Premises, such requirements as Landlord in its sole discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen previously used and currently approved by Landlord for work in the Building.

29.4 After Landlord has approved the change, repair or alteration and the other items listed in Section 29.3, Tenant shall enter into an agreement for the performance of such change, repair or alteration with the contractors and subcontractors approved by Landlord, as provided in Section 29.3. Before proceeding with any change, repair or alteration Tenant shall (i) provide Landlord with ten (10) days’ prior written notice thereof; and (ii) pay to Landlord, within ten (10) days after written demand, the costs of any increased insurance premiums incurred by Landlord as a result of such changes, repairs or alterations. In addition, before proceeding with any change, repair or alteration, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such change, repair or alteration; and (B) a completion and lien indemnity bond, or other surety, satisfactory to Landlord for such change, repair or alteration. Landlord’s approval of permits pursuant to Section 29.3 shall not relieve Tenant of the obligation to obtain any other or supplemental permits required by the preceding sentence.

29.5 Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s third party engineers and other consultants (but not Landlord’s on-site management personnel) for review and approval of all plans, specifications and working drawings for the change, repair or alteration within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any change, repair or alteration, the actual, reasonable costs incurred by

Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the change, repair or alteration to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

29.6 All changes, repairs and alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a first-class and workmanlike manner; (iii) in compliance with all laws, rules, and regulations of all governmental agencies and authorities; (iv) in such a manner so as to not to interfere with the occupancy of any other tenant in the Building, nor impose any additional expense or delay upon Landlord in the maintenance and operation of the Building; and (v) at such times, in such manner and subject to rules and regulations as Landlord may from time to time reasonably designate. Following completion of the work, Tenant shall promptly provide to Landlord a set of “as built” plans and specifications for the work and copies of all warranties and guarantees provided by Tenant’s contractors and subcontractors.

29.7 Throughout the performance of any such change, repair or alteration Tenant shall obtain, or cause its contractors to obtain, worker’s compensation insurance and general liability insurance covering the work in compliance with provisions of Section 28 of this Lease, and builder’s risk insurance for the work reasonably acceptable to Landlord.

29.8 With respect to any construction, alteration, decorating or repair work undertaken by Tenant’s contractors under a direct contract with Tenant other than the initial tenant improvement work, Tenant shall pay Landlord as additional rent a fee equal to three percent (3%) of the tenant improvement portion of the contract price in order to compensate Landlord for monitoring the compliance of Tenant’s construction with the Building’s rules and regulations and the provisions of this Lease. Such fee shall be paid by Tenant to Landlord in monthly progress payments as calculated and billed by Landlord in its reasonable discretion. Tenant shall pay such amounts to Landlord within fifteen (15) days after Tenant’s receipt of a billing therefor. Tenant acknowledges that such monitoring of Tenant’s construction is for Landlord’s benefit only and shall not release Tenant from any obligations hereunder, nor impose on Landlord any obligation to Tenant or any third party relating to Tenant’s construction.

In the event Tenant orders any construction, alteration, decorating or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work, together with Landlord’s administration fee equal to ten percent (10%) of the contract price, shall be deemed additional rent under this Lease, payable upon billing therefor, either in advance of the start of work, or periodically during construction, or upon the substantial completion of such work, at Landlord’s option.

29.9 Notwithstanding the provisions of Section 29.2 (ii) and (iii) above, subject to Landlord’s and Landlord’s Structural Engineer’s (as defined in the Lease) review and approval and the other provisions of the Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to reinforce the floor load capacity of the Building within the Premises to accommodate Tenant’s requirements for floor loading of Tenant’s telecommunications equipment, batteries and other office equipment within the Premises. Under no circumstances shall Tenant be permitted to remove or block up any window and/or exterior wall within the Premises.

29.10 Subject to Landlord’s and Landlord’s Structural Engineer’s (as defined in the Lease) review and approval, Tenant shall have the right, at Tenant’s sole cost and expense, to relocate any of the Buildings’s building systems within the premises which are below the concrete floor deck above. Such building systems may include water pipes, ducts, fire sprinkler systems. Any such relocation must be restored to its original condition upon the expiration or earlier termination of the Lease at Tenant’s sole cost and expense. Scheduling and relocation of all such relocation shall be coordinated with and approved by Landlord. However, Landlord reserves the absolute right to disapprove of any such relocation if Landlord determines in its sole discretion that such relocation will create a burden, hardship, or interference with the Building and its other tenants.

30. MECHANIC’S LIENS. Tenant agrees to give Landlord written notice of the commencement date of any alterations, improvements or repairs to be made in, to or upon the Premises not later than ten (10) days prior to the commencement of any such work, in order to give Landlord time to post notices of nonresponsibility. Tenant will not permit any mechanic’s, materialman’s or other lien to be placed upon the Premises or Building or improvements therein during the term hereof; and in the event that any mechanic’s, materialman’s or other lien is filed against the Premises or Building or improvements therein in connection with any alteration, repair, improvement or change of, or installation of fixtures or equipment in, the Premises, Tenant shall cause such lien to be released within 10 days after such filing, either by satisfaction of such claim or by posting of a bond. Notwithstanding the foregoing, Landlord shall have the right and privilege at Landlord’s option of paying the amount of any such lien or claim, or any portion thereof, without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be deemed additional rent hereunder due from Tenant to Landlord upon demand.

31. ALTERNATE SPACE. If the Premises comprise less than a full floor in the Building, Landlord shall have the privilege of moving Tenant to other space in the Building comparable to the Premises, and all terms hereof shall apply to the new space with equal force. In such event Landlord shall give Tenant at least sixty (60) days’ prior notice in writing and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as practicable.

32. HAZARDOUS MATERIALS.

32.1 In addition to its other obligations under this Lease, Tenant covenants to comply with all laws relating to Hazardous Materials, as defined below, with respect to the Premises and the Building. Tenant shall have the right to use general office supplies typically used in an office area in the ordinary course of business (such as copier toner, liquid paper, glue, ink and cleaning solvents) and items typically used in a comparable telecommunications business, provided that Tenant uses them in the manner for which they were designed and only in accordance with all Hazardous Materials laws and the highest standards prevailing in the industry for such use, and then only in such amounts as may be normal for the office business operations or telecommunications operations conducted by Tenant on the Premises. Except as provided in the preceding sentence, neither Tenant nor any of Tenant’s agents, employees, contractors, subtenants, assignees, licensees, invitees, successors, or representatives (“Tenant’s Parties”) shall use, handle store or dispose of any Hazardous Materials in, on, under or about the Premises, the Building or the site on which the Building is located. Tenant shall promptly take all actions, at its sole cost and expense, as are necessary to return the Premises, Building and site to the condition existing prior to the introduction of any such Hazardous Materials by Tenant or any Tenant Parties, provided Landlord’s approval of such actions shall first be obtained. Furthermore, Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant or the Premises concerning the presence of any Hazardous Material.

32.2 Tenant’s obligations under Section 27.2 to indemnify, defend and hold Landlord harmless from and against certain Claims shall be deemed to include, without limitation, any and all Claims (as defined in Section 27.2) relating in any way to investigation and clean-up costs, attorneys’ fees, consultant fees and court costs that arise during or after the term of this Lease as a result of the breach of any of the obligations and covenants set forth in this Section 32, or relating in any way to any contamination of the Premises, Building or site directly or indirectly arising from the activities of Tenant or any Tenant Parties. Tenant’s obligations under the preceding sentence shall survive the expiration or earlier termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Building.

32.3 For purposes of this Lease, the term “Hazardous Materials” shall mean, collectively, asbestos, any petroleum fuel, and any hazardous or toxic substance, material or waste which is or becomes regulated or defined as hazardous or toxic by any local governmental authority, the State of California or the United States Government, including, but not limited to, any material or substance defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251, et seq.; the California Hazardous Substance Account Act, California Health and Safety Code Sections 25330, et seq.; the California Hazardous Waste Control Act, California Health and Safety Code Sections 25100, et seq.; the California Safe Drinking Water and Toxic Health Enforcement Act, California Health and Safety Code Sections 25249.5, et seq.; California Health and Safety Code Sections 25280, et seq. (Underground Storage of Hazardous Substances); the California Hazardous Waste Treatment Reform Act, California Health and Safety Code Sections 25179.1, et seq.; California Health and Safety Code Sections 25501, et seq. (Hazardous Materials Release Response Plans and Inventory); Petroleum Underground Storage Tank Cleanup, Health and Safety Code Sections 25299.10, et seq.; and the Porter-Cologne Water Quality Control Act, California Water Code Sections 13000, et seq., as such laws may be amended from time to time.

32.4 Tenant acknowledges that as of the date of execution of this Lease, certain portions of the Office Building contain asbestos containing materials as described in asbestos reports on file with Landlord. Landlord has been advised that these materials are non-friable and do not represent a health risk. Landlord agrees that the costs of asbestos removal work in the Building shall not be charged to Tenant or included in the Building’s Operating Costs for purposes of calculating Tenant’s obligations for rent escalations under Section 4 above. The preceding sentence shall not apply to costs for such work necessitated by the acts or omissions of Tenant or Tenant’s Parties (as defined in Section 32.1), including but not limited to alteration work undertaken by Tenant.

33. MISCELLANEOUS.

33.1 No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit or final judgment for possession shall reinstate, continue or extend the term of this Lease or affect any such notice, demand, suit or judgment. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Any amount billed by Landlord to Tenant under this Lease or in connection with Tenant’s occupancy of space in the Building, which Tenant does not dispute in a written notice delivered to Landlord within thirty days after Tenant’s receipt of such billing, shall be conclusively deemed to be correct, and Tenant shall be obligated for such amount. Such thirty-day period to give notice of a dispute shall not be deemed to extend the due date for any payments, but Tenant shall be entitled to make the payment in question under protest by timely giving such notice. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to all obligations of Tenant to Landlord, whether expressly contained in this Lease or imposed by any statute or at common law.

33.2 If any provision of this Lease or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Lease or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable to any extent, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law; and it is the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

33.3 The covenants and obligations of Tenant pursuant to this Lease shall be independent of performance by Landlord of the covenants and obligations of Landlord pursuant to this Lease, and performance by Tenant of each covenant and obligation of Tenant pursuant to this Lease shall be a condition precedent to the duty of Landlord to perform the covenants and obligations of Landlord pursuant to this Lease.

33.4 The headings of Sections of this Lease are for convenience only and do not define, limit or construe the contents thereof. References made in this Lease to numbered Sections, Paragraphs and Subparagraphs shall refer to numbered Sections, Paragraphs or Subparagraphs of this Lease unless otherwise indicated.

33.5 Where appropriate, words in the singular, including without limitation the words “Landlord” and “Tenant”, include the plural, and vice versa. Words in the neuter gender include the masculine and feminine genders, and vice versa, and words in the masculine gender include the feminine gender, and vice versa.

33.6 If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

33.7 Time is of the essence of this Lease. Failure of either party to perform any act strictly within the applicable period specified herein shall entitle the other to exercise all remedies herein contemplated. All references in this Lease to “days” shall mean calendar days unless specifically stated herein to be “business” days.

33.8 This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

33.9 All monetary obligations of Tenant remaining past due ten (10) days or more after the date specified herein for payment shall bear interest until paid at the lesser of (i) the Bank of America prime rate as of the due date plus six percent (6%), or (ii) the maximum rate permitted by law.

33.10 This instrument, along with any riders, exhibits and attachments or other documents referred to in Section M on page 2 (all of which riders, exhibits, attachments and other documents are hereby incorporated into this instrument by this reference), constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Premises, and this agreement and said riders, exhibits and attachments and other documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral agreements, understandings and/or practices relative to the leasing of the Premises are merged herein or revoked hereby. References in this instrument to this “Lease” shall mean, refer to and include this instrument as well as any riders, exhibits, attachments or other documents referred to in Section M, and references to any covenant, condition, obligation and/or undertaking “herein”, “hereunder” or “pursuant hereto” (or language of like import) shall mean, refer to and include the covenants, conditions, obligations and undertakings existing pursuant to this instrument and such riders, exhibits, attachments or other documents. All terms defined in this instrument shall be deemed to have the same meanings in all riders, exhibits, attachments or other documents referred to in Section M unless the context thereof clearly requires the contrary.

33.11 Tenant hereby consents to amendment of this Lease as and to the extent required by any lender which makes a loan to Landlord secured in whole or in part by the Building, provided that no such change shall increase the rent payable hereunder or impair Tenant’s use of the Premises.

33.12 Unless otherwise agreed in writing, if Tenant has dealt with any real estate broker or other person or firm with respect to leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said broker, person or firm and Tenant hereby indemnifies and holds Landlord harmless from and against any liability with respect thereto. Notwithstanding the foregoing, Landlord agrees to pay, and to hold Tenant harmless from, the commission owing to the brokers identified in Section L on page 2, as provided in a separate agreement between Landlord and such brokers.

33.13 Tenant agrees to pay to Landlord as additional rent hereunder any taxes required by law to be paid by Tenant and collected from Tenant by Landlord.

33.14 Submission of this Lease for examination, even though executed by Tenant, shall not bind Landlord in any manner, and no lease or other obligation on the part of Landlord shall arise until this Lease is executed and delivered by Landlord to Tenant. This Lease shall not be binding and in effect until a counterpart hereof has been executed and delivered by the parties, each to the other.

33.15 Tenant shall not cause the recordation of this Lease, a short form memorandum of this Lease or any reference to this Lease.

33.16 Upon ten (10) days’ prior written request from Landlord (which Landlord may make at any time during the term but no more often than two times in any calendar year), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles, and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer or general partner of Tenant (if Tenant is a corporation or partnership, respectively).

33.17 Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default of Landlord) do not constitute personal obligations of the individual partners, directors, officers, shareholders, agents or employees of Landlord or of Landlord’s partners or agents, and Tenant shall not seek recourse against any such persons or entities or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord) shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building and proceeds therefrom, and no other assets of Landlord.

33.18 If Tenant is identified herein as a corporation, then the persons executing this Lease on behalf of Tenant hereby represent that they are duly authorized to execute and deliver this Lease on behalf of Tenant pursuant to Tenant’s by-laws or a resolution of its board of directors.

If Tenant is identified herein as a partnership, the undersigned represent that they are all of the general partners of Tenant, that Tenant has been formed under the laws of the State of California, and is duly qualified to do business in the State of California, and that this Lease is being executed on behalf of Tenant. Each of the partners of Tenant executing this Lease agrees that he or she and Tenant are irrevocably bound by execution of any amendment to or modification of this Lease by one or more of the partners of Tenant. Tenant agrees that each new partner in Tenant shall be obligated under this Lease, in the same fashion as the existing partners, and that each new partner shall execute a copy of this Lease and deliver it to Landlord within 60 days after that partner’s admission to the partnership. In the event that such newly admitted partner is a corporation, the principal or principals for whose benefit the corporation has been organized shall execute and deliver to Landlord a lease guaranty in form acceptable to Landlord. Each newly admitted partner in Tenant shall be jointly and severally liable with the remaining partners for the performance and satisfaction of all obligations of the Tenant under this Lease accruing from and after the effective date of the admission of the new partner to the Partnership. If the provisions of this paragraph are satisfied, the admission of a new partner shall not be considered an assignment of the lease for the purposes of Section 17 hereof.

33.19 Subject to the provisions of Section 17 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, that no rights shall inure to the benefit of any transferee of Tenant unless the transfer to such transferee is made in compliance with the provisions of Section 17, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

33.20 The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all and any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

33.21 Except for Tenant’s identity sign on the entry doors of the Premises and six names to be displayed on the directory board in the lobby of the Building (which signs shall be installed at Tenant’s expense and consistent with the Building’s signage program and otherwise subject to Landlord’s prior written approval), Tenant shall have no right to place any sign upon the Premises, the Building or the site on which the Building is located or which can be seen from outside the Premises.

33.22 The effectiveness of this Lease and Landlord’s obligations hereunder are subject to and conditional upon Tenant’s delivery to Landlord of a lease guaranty in the form prescribed by Landlord in its sole discretion, fully executed by the guarantor or guarantors specified in Section N on page 2 of this Lease.

34. RULES AND REGULATIONS AFFECTING TELECOMMUNICATIONS USE. Nothing in the Rules and Regulations attached hereto as Exhibit B (or any further rules and regulations promulgated by Landlord as described in Section 22.2) shall be deemed to prohibit Tenant from installing in the Premises telecommunications switching equipment or any other equipment specifically permitted in the other provisions of this Lease, which does not pose a safety hazard or create a nuisance or illegal condition; provided, however, that Tenant shall comply with the provisions of this Lease (including the Rules and Regulations) regarding the moving, installation, operation, use, maintenance, removal, power requirements, and structural support of all such equipment, and shall obtain any approvals from Landlord required under this Lease as to such matters.

35. “AS IS” CONDITION. Tenant is taking the Premises in its “as is” condition existing as of the execution date of this Lease, however, Landlord agrees to deliver the Premises in a broom-clean condition and to make available to Tenant 800 amps, 480 volts, three phase A/C of electrical capacity at the mail electrical vault in the Building, however, Tenant shall be responsible, at Tenant’s sole cost and expense, for any and all costs of connecting to The Building’s power vault, including the installation costs of a submeter. Landlord shall have no obligation for the construction or modification of tenant improvements for Tenant. In constructing its own tenant improvements to the Premises, Tenant shall comply with the other applicable provisions of this Lease (including but not limited to Section 29) and shall utilize only contractors, materials, mechanics, materialmen, architects and engineers used and currently approved in writing by Landlord for work in the Building.

36. HANDICAP ACCESS REGULATIONS. Notwithstanding anything to the contrary herein, Landlord shall, at Landlord’s expense, ensure compliance of the Premises and path-of-travel to the Premises with the California Disabled Access Regulations as enforced by the local building department.

37. RIGHT OF FIRST OFFER. So long as Tenant is not then in default of the Lease beyond any applicable cure period, and Tenant has not received three (3) or more notices of events of default, subject to the conditions set forth hereinbelow, and subject and subordinate to any similar lease, first offer, or first refusal rights currently granted any other current tenants in the Building, Tenant shall be granted the right of first offer (“Right of First Offer”) to lease suite 510 located on the 5th floor of the Building (“Right of First Offer Premises”). Landlord will provide Tenant with notice of the availability of the Right of First Offer Premises and Tenant shall have ten (10) business days to respond to Landlord of its intent to lease such space at the rental rate and on the other terms set forth below. Tenant’s failure to timely respond to Landlord’s notice hereunder shall be conclusively deemed Tenant’s election not to exercise the Right of First Offer granted herein with respect to that particular space and Landlord shall be entitled to lease the Right of First Offer Premises to any other person or entity and this Right of First Offer shall terminate and be of no further force or effect. Notwithstanding any provision of this Paragraph 37 to the contrary, the rights granted herein shall be personal to Tenant and any Affiliate and may not be exercised or assigned voluntarily or involuntarily by, or to any person or entity other than the original Tenant or such Affiliate, and shall not be assignable separate and apart from this Lease.

Landlord shall lease the Right of First Offer Premises to Tenant on the following terms and conditions:

c)	Term Commencement Date:	Upon Delivery of the Right of First Offer Premises to Tenant.

d)	Term Expiration Date:

Co-terminus with the Lease Expiration Date for the original leased Premises (as the same may be extended in accordance with this Lease), or such other date as may be mutually agreed upon between Landlord and Tenant.

e)	Base Rent:	At such rental rate as Landlord determines in its sole and absolute discretion.

f)	Use of Premises:	As stated in the Summary of Lease Terms, Item I pertaining to Premises B.

g)	Tenant Improvements:	As determined by Landlord in its sole and absolute discretion.

h)	Operating Costs and Real Estate Tax Escalations:

Tenant shall pay its proportionate share of any Excess Expenses accruing against the Right of First Refusal Offer leased over the particular expense recovery period for the Base Years immediately prior to the year Tenant takes occupancy of the Right of First Offer Premises. Tenant shall pay Landlord for such Excess Expenses (if any) in the same manner Tenant pays Landlord for Excess Expenses attributed to the initial Premises, as set forth in Section 4.

i)	Condition:	The Right of First Offer Premises will be delivered to the Tenant (“as is”) as described in Section 35, however, Landlord shall not perform any demolition work.

38. REVIEW OF OPERATING EXPENSES. So long as Tenant is not then in default of the Lease and Tenant has not received three (3) or more notices of events of default, and notwithstanding anything in the Lease to the contrary, Tenant shall have the right, at Tenant’s expense, once each year during the Lease term, after reasonable notice and at reasonable times, to inspect and photocopy Landlord’s accounting records at Landlord’s office in the event that Tenant maintains a reasonable good faith belief that such records are in error. Tenant shall not have the right to object to any increase in Excess Expenses from one year to the next which is due to any order received by Landlord after the Commencement Date from a governmental agency having jurisdiction over the property, or due to any increase in real estate taxes. If, after such inspection and photocopying, Tenant continues to dispute the amount of Tenant’s Excess Expenses, Tenant, or an agent designated by Tenant, shall be entitled, at Tenant’s expense, to audit and/or review Landlord’s records to determine the proper amount of Tenant’s Excess Expenses. Such audit and/or review shall be completed within six (6) months following Tenant’s receipt of Landlord’s annual statement reflecting Tenant’s Excess Expenses. If such audit or review reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Excess Expenses in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved. Tenant shall keep strictly confidential the audit, its objection to any increase in Excess Expenses, and the results of any audit which may be conducted pursuant to this provision and shall not disclose same to any person, including any former or present tenant of the Building, other than its professional advisers. Tenant shall cause its professional advisers and their respective employees, consultants and agents to strictly comply with the terms of this confidentiality provision. In addition to any other right or remedy which Landlord may have as a consequence of a breach of this confidentiality provision by Tenant or its advisers, Tenant’s audit rights under this paragraph shall be null and void.

39. FINANCIAL STATEMENTS. Tenant represents that the financial statements furnished to Landlord, for its review prior to the date of execution hereof, and all subsequently provided financial statements, are true, correct and complete.

40. ROOF SPACE. Subject to Landlord’s structural engineer’s (“Landlord’s Structural Engineer’) review and aoproval and the rights of tenants under pre-existing leases, Tenant shall have the non-exclusive right throughout the term of the lease, to use certain available space (the “Roof Space”) on the roof of the Building. The Roof Space shall be used by Tenant only for the installation and operation of a Tenant-serving antennae in a space not exceeding 100 square feet and of approximately 300 tons of HVAC for the switch equipment on the roof, plus appropriate HVAC equipment that meets the tonnage requirement for the office use, in an area approximately 1,500 square feet. The installation and operation of equipment in the Roof Space shall be at the sole cost and expense of Tenant (including, but not limited to, costs of electrical supply, which, if Landlord so elects, shall be metered separately to Tenant at Tenant’s expense). Such installation and operation shall be done in compliance with the other provisions of this Lease and shall require Landlord’s prior written approval of the items listed in Section 29.3. Such approval may be conditioned, among other things, upon Tenant’s making or paying for any reinforcement to the Roof Space reasonably deemed necessary by Landlord and/or Landlord’s Structural Engineer to support Tenant’s equipment. Tenant shall reimburse Landlord for any reasonable costs incurred for the review of Tenant’s plans for work proposed to be performed on the Roof Space performed by Landlord’s Structural Engineer or other third party consultants to Landlord. Any such equipment constructed or installed by Tenant pursuant to this section shall be for the exclusive use of Tenant during the term of the Lease.

Landlord may, in its sole discretion, at the expiration or termination of the Lease require Tenant, at Tenant’s sole cost and expense, to remove any such antennae and HVAC equipment. Tenant Shall repair any damage to the Building, Premises and Roof Space occasioned by the installation, construction, operation and/or removal of any fixtures, trade fixtures, equipment, additions, repairs, improvements and/or appurtenances pursuant to this section. If Tenant shall fail to complete such removal and repair such damage, Landlord may do so and may charge the reasonable cost thereof to Tenant.

IN WITNESS WHEREOF, this instrument has been duly executed by the parties hereto, as of the date first above written.

TENANT: Pacific Internet Exchange Corporation a Delaware corporation

By:	/s/ RICHARD H. KALBRENER
Name:	RICHARD H. KALBRENER
Its:	PRESIDENT

By:
Name:
Its:

LANDLORD: DOWNTOWN PROPERTIES, LLC, a California limited liability company

By: Downtown Asset Management, Inc. a California corporation

By:	/s/ GOODWIN GAW
Name:	Goodwin Gaw
Its:	President

Dated	October 15, 2001

DOWNTOWN PROPERTIES, LLC

AND

PIHANA PACIFIC, INC.

(FORMERLY KNOWN AS

PACIFIC INTERNET EXCHANGE CORPORATION)

FIRST AMENDMENT AGREEMENT

relating to

the Lease dated April 10, 2000 for the 6th and 8th Floors

of 818 West Seventh Street, Los Angeles, California 90017

White & Case

Solicitors

9th Floor, Gloucester Tower

The Landmark

11 Pedder Street

Hong Kong

THIS AMENDMENT AGREEMENT (this “Agreement”) is made on October 15, 2001

BETWEEN:

DOWNTOWN PROPERTIES, LLC, a California limited liability company whose principal office is situated at 633 West Fifth Street, 56th Floor, Los Angeles, California 90071 (the “Landlord”); and

PIHANA PACIFIC, INC., (formerly known as Pacific Internet Exchange Corporation) a company incorporated in the state of Delaware whose principal office is situated at 1100 Alakea Street, 30th Floor, Honolulu, HI 96813 (the “Tenant”)

WHEREAS:

(A) The Landlord and Tenant have entered into a lease dated April 10, 2000 (the “Lease”) for the premises on the 6th and 8th floors of the building located at 818 West Seventh Street, Los Angeles, California 90017.

(B) The Landlord and Tenant have agreed to effect certain amendments to the provisions of the Lease as hereinafter set out.

NOW THEREFORE, in consideration of the mutual covenants herein expressed and for other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. INTERPRETATION

Unless otherwise defined, words and expressions defined in the Lease shall bear the same meanings when used in this Agreement.

2. OPERATIVE PROVISIONS

The Lease shall be and is hereby amended as follows:

(i) Section I of the Summary of Lease Terms shall be deleted in its entirety and replaced with the following:

“I. Permitted Use: General office use and the installation, operation and maintenance of equipment in connection with Tenant’s telecommunications switching equipment, Internet, Internet co-location, Internet data center business and related activities.”

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(ii) Section 17 of the Lease shall be deleted in its entirety and replaced with the following:

“17. ASSIGNMENT AND SUBLETTING.

17.1 Tenant shall not assign or sublet all or any portion of the Premises except that Tenant may, on prior notice to Landlord, assign or sublet all or a portion of the Premises at any time during the term of the Lease to any corporation or entity which (i) is a wholly owned subsidiary of Tenant; (ii) is a corporation which Tenant owns (directly or indirectly) in excess of 51% of the issued and outstanding shares; (iii) is controlling, controlled by or under common control with Tenant, (including assignment or subletting to any corporation resulting from a merger or consolidation with Tenant); or (iv) acquires substantially all of the assets of Tenant’s business as a going concern; in each case without securing Landlord’s written approval or consent, provided however that Tenant (a) remains liable for all obligations pursuant to the Lease and (b) such assignee, sublessee or transferee assumes the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

17.2 Except as provided in this Section 17, Tenant shall not sublet all or any part of the Premises, nor assign this Lease, without Landlord’s express prior written consent, which consent shall not unreasonably be withheld provided that Tenant shall notify Landlord of its intention so to do and shall provide Landlord for its approval of draft of the proposed assignment agreement or the proposed sub-tenancy agreement conforming to a standard form agreement provided by Landlord and particulars of:

(a)	The name and address of the proposed assignee or subtenant;

(b)	The business proposed to be carried on by the proposed assignee or sub-tenant at the Premises or, if applicable, at the portion of the Premises proposed to be sub-let;

(c)	In the case of a sublease of less than all of the Premises, the portion of the Premises proposed to be sub-let accompanied by a plan showing the position and dimensions thereof which plan shall be annexed to the sub-tenancy agreement;

(d)	In the case of a sublease for less than the full term of this Lease, the term of the proposed sub-letting; and

(e)	The proposed rent and other charges to be paid by the proposed assignee or the proposed sub-tenant.

In order to assist Landlord in evaluating any proposed assignment or sublease, Tenant agrees to provide Landlord with the proposed assignee’s or subtenant’s current financial statement and financial statements for the preceding 2 years (if any) and such other information concerning the business background and financial condition of the proposed assignee or subtenant and of Tenant as Landlord may reasonably request.

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Landlord and Tenant hereby agree that Landlord’s disapproval of any proposed assignment or sublease hereunder shall be deemed reasonable if based upon any reasonable factor, including, without limitation, any or all of the following factors:

(a)	The proposed transfer would result in more than three subleases of portions of the Premises being in effect at any time during the term;

(b)	The rent payable by the proposed transferee would be less than the fair market rental value for the space as determined pursuant to the last paragraph of this Section 17.2 (except as otherwise provided in Section 17.5);

(c)	The proposed transferee is an existing tenant or occupant of the Building or has negotiated with Landlord within the last twelve months for space in the Building or is another subtenant prohibited by the next to last paragraph of this Section 17.2;

(d)	The proposed transferee is a governmental entity;

(e)	The transaction calls for new demising walls to be built, and the portion of the Premises proposed to be sublet or assigned has inadequate means of ingress and egress;

(f)	The use of the Premises by the proposed transferee (i) is not permitted by the use provisions of this Lease, or (ii) might, in Landlord’s reasonable opinion, violate any right for an exclusive use granted by Landlord to another Tenant in the Building;

(g)	The transfer would likely result, in Landlord’s reasonable opinion, in a significant increase in the use of the parking areas or common areas of the Building due to the transferee’s employees or visitors, and/or significant increase in the demand for utilities and services to be provided by Landlord to the Premises;

(h)	The proposed transferee does not, in Landlord’s reasonable opinion, have the financial capability to fulfill the obligations imposed by the transfer, or, in case of an assignment, the assignee does not have income and net worth at least equal to that of Tenant;

(i)	The proposed transferee is not, in Landlord’s reasonable opinion, of reputable or good character or consistent with Landlord’s desired tenant mix;

(j)	The proposed transferee is a real estate developer or landlord or is acting directly or indirectly on behalf of a real estate developer or landlord;

(k)	The proposed transferee may, in Landlord’s reasonable opinion, increase the chances of significant hazardous waste contamination within the Premises or the Building;

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(l)	In the reasonable judgment of Landlord, the purpose for which the transferee intends to use the Premises is not in keeping with the reasonable standards of Landlord for the Building or is in violation of the terms of any other lease in the Building; or

(m)	In the case of a sublease, the term or duration of the sublease is granted for a period, which would extend beyond the expiration date of the Lease Term.

Neither this Lease or the term hereby demised shall be mortgaged by Tenant, nor shall Tenant mortgage, assign, pledge or otherwise transfer the interest of Tenant in and to any sublease or rentals payable thereunder or in the Security Deposit.

Any sublease, assignment, mortgage, pledge, encumbrance, or transfer made in violation of this Section 17.2 shall be void and at Landlord’s election shall terminate this Lease.

Each subtenant or assignee of Tenant shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease (provided that in the case of a sublease, the subtenant’s obligations shall be limited to those obligations relating to the subleased space and the common areas during the sublease term). No sublease or assignment shall be deemed approved by Landlord unless such subtenant or assignee and Tenant shall deliver to Landlord a counterpart of such sublease or assignment and an instrument in a form acceptable to Landlord, which contains a covenant of assumption by the subtenant or assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Section 17.2, but the failure or refusal of the subtenant or assignee to execute such instrument of assumption shall not release or discharge the subtenant or assignee from its liability as set forth above.

No subtenant or assignee not complying with the foregoing requirements shall have any interest in the Security Deposit. Any assignee that does comply with the foregoing requirements shall automatically succeed to Tenant’s position with respect to the Security Deposit, and Landlord shall have the right to refund all or any portion of the Security Deposit to the assignee at any time or under any circumstances with no liability to the assignor.

Landlord may require that the assignee or subtenant remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or subtenant. In such event Landlord shall apply the sums received to the obligations of Tenant and its successors under this Lease.

In the event of default by any assignee or subtenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor.

Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with the assignee or other successor of Tenant, and without obtaining Tenant’s consent thereto, and any such actions shall not relieve Tenant of liability under this Lease; provided, however, that Tenant shall not be bound by nor have any

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liability under any change, modification or amendment to this Lease entered into by Landlord and any assignee or other successor of Tenant, unless Tenant shall have consented in writing to such change, modification or amendment.

Consent by Landlord to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

Tenant agrees that all advertising by Tenant to market the space in the Premises to be sublet or assigned shall require Landlord’s prior written approval, which shall not be unreasonably withheld. Tenant further agrees that it shall not, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion, market any space in the Premises, assign the lease or sublet any space in the Premises to existing tenants or occupants of the Building, or to any entity controlling, controlled by, or under common control with any existing tenant or occupant of the Building, except for any entity controlling, controlled by or under common control with Tenant.

Tenant agrees that it shall not sublet, nor assign, nor advertise as available for subletting or assignment, nor list with brokers for subletting or assignment, all or any portion of the Premises for a consideration which is equal to less than the fair market rental value, as determined by Landlord in its reasonable discretion, for comparable space in the Building for a comparable term commencing concurrently with the assignment or sublease term, with comparable rent credits and tenant improvement allowances. Within ten (10) days after Landlord receives any written request from Tenant for Landlord’s estimate of the fair market rental value for specified space (which request shall identify the space in question, the proposed term and the proposed rent credits and improvement allowances), Landlord shall notify Tenant in writing of the fair market rental value for such space for a comparable term with comparable rent credits and tenant improvement allowances.

17.3 In the event that Tenant has sought and received Landlord’s consent to assign this Lease, or to enter into a sublease as to all or any portion of the Premises, the monthly rent payable by Tenant to Landlord, pursuant to Section 3, shall be increased by fifty percent (50%) of the amount to be received by Tenant during each month pursuant to the terms of the assignment or sublease, in excess of Tenant’s monthly rental payable to Landlord for the space subject to the assignment or sublease. The amounts referred to in the previous sentence include rent, additional rent, or any other payment in respect of use or occupancy, but shall not include taxes and those amounts referable to the reimbursement of costs of leasehold improvements installed by Tenant, which shall be valued by an independent third party mutually as may be agreed by Tenant and Landlord, and whether paid in a lump sum or periodic payments; provided however, such amounts shall not include any fees charged by Tenant to its Customers to the extent such fees are based on Tenant’s services (not square footage of space used by the Customers) as provided under Section 17.5 herein. In no event shall the total sums payable to Landlord be less than the monthly rental Landlord would have received but for such assignment or sublease.

The additional rent shall be due and payable to Landlord in accordance with the schedule specified in the sublease or assignment instrument, and the failure of any subtenant or assignee to

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make any payments in accordance with that schedule shall not affect the obligation of Tenant to pay the additional rent to Landlord.

The calculation of the amount of rentable space being sublet shall be made by Landlord in accordance with its usual standards. Landlord may require acknowledgment by Tenant of Tenant’s concurrence on Landlord’s calculation of the amount of rentable space being sublet as a condition to Landlord’s consent to any sublease.

The provisions of a sublease or assignment instrument consented to by Landlord cannot be modified, nor the sublease or assignment terminated, other than in accordance with its terms, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. The terms of this Section 17.3 shall apply to any subleasing or assignment by any subtenant or assignee.

17.4 Tenant shall pay to Landlord, promptly upon receipt of a billing from Landlord, the amount of Landlord’s reasonable legal costs incurred in connection with Landlord’s review or approval of any sublease or assignment transaction requiring Landlord’s consent hereunder.

17.5 Landlord acknowledges that Tenant is entitled to carry on any activities within the Premises contemplated by Section I of the Summary of Lease terms and Section 8 hereof without the need for any approval, consent or waiver from Landlord (except as expressly otherwise provided). Furthermore, Landlord acknowledges that such activities require the presence in the Premises, for connection to Tenant’s terminal facilities, of certain communications equipment (“Interface Equipment”) of customers of Tenant (collectively “Customers”) in order that Tenant can provide telecommunications services to Customers, including, without limitation, Internet co-location, switching and routing services (collectively, “Co-Location Services”). Notwithstanding anything to the contrary in this Article 17 or elsewhere in this Lease, but subject to the terms and conditions of this Section 17.5, Tenant shall not be obliged to seek Landlord’s approval or consent to any sublease, license, co-location, carrier service, or similar arrangement or agreement (collectively, “co-location agreements”) which has the limited purpose and effect of permitting a Customer to install and maintain Interface Equipment in the Premises in order to use Co-Location Services. Tenant will ensure that the Customers under the co-location agreements will not use or occupy space within the Premises that exceeds, in the aggregate, sixty-five percent (65%) of the total rentable area of the Premises. Tenant represents to Landlord that such co-location agreements will require access by each Customer to the Premises only on an infrequent basis, and only when accompanied by a representative of Tenant. Each Customer using Tenant’s Co-location Services shall, prior to commencing such usage, execute a written co-location agreement in substantially the form approved in advance by Landlord. Prior to the date hereof Landlord has been provided with Tenant’s standard form co-location and carrier services agreements, which are hereby approved by Landlord. Copies of such approved agreement forms are attached hereto as Exhibits “H” and “I”, respectively. Before material amendments affecting Landlord’s rights as set forth therein and herein are made to any such standard forms during the term of this Lease, Tenant will provide Landlord with a revised version thereof for the Landlord’s approval, which approval shall not be unreasonably withheld, conditional or delayed. Landlord shall keep the terms of these forms of co-location agreements, as amended, confidential. The forms shall: (a) conform to and be consistent with the provisions

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of this Lease; (b) shall state that this Lease is prior and shall remain in all respects prior and superior to the co-location agreement and that the co-location agreement does not modify this Lease; (c) state that Landlord is not joining in nor bound by any agreement, representation or warranty contained in the co-location agreement, and (d) shall have attached a copy of the Building’s then current rules and regulations to be given to Tenant’s Customers. Any matter that requires Landlord’s approval under this Lease shall continue to require such approval. Tenant’s Customers shall obtain directly from Tenant any copies Tenant’s Customer requires of the applicable terms of this Lease, and Landlord shall have no obligation in that regard. Upon any termination of this Lease, whether due to agreement, default or expiration of the term, Tenant’s Customers shall immediately surrender possession of the Premises, including the equipment space, to Landlord. Tenant agrees to be liable to Landlord for any violation by Tenant’s Customers of any provisions of this Lease. Landlord’s advance consent in this Lease to these transactions is not a waiver of any of Landlord’s rights under this Lease as to Tenant. Tenant shall within five (5) Business Days after the last day of each calendar month provide Landlord with a list of the names and notice addresses of those Customers who have executed co-location or carrier services agreements during that month, together with a list of the names and notice addresses all sublicensees or assignees of co-location agreement rights of Customers under sublicenses or assignments executed during such month; provided that, in no event, shall Tenant be required to disclose the unique commercial terms of an individual Customer co-location or carrier services agreement. Landlord agrees to keep the names and notice addresses of the Customers confidential and will not disclose such information except as otherwise required by law or in case of emergency.

(iii) Exhibit F to the Lease (Notice and Agreement) shall be deleted in its entirety and all references to Exhibit F in the Lease shall be deleted.

3. ACKNOWLEDGMENT AND CONSENT

The Landlord hereby consents to and acknowledges the Tenant having entered into or entering into the following co-location and carrier services agreements, as the case may be, upon the terms and conditions contained therein which Tenant represents and warrants to Landlord are substantially consistent with the approved agreement forms attached hereto as Exhibits “H” and “I”:

(a)	a co-location agreement with Looking Glass Networks Inc. dated March 19, 2001.

(b)	a co-location agreement with Hicent Telecom USA Inc. dated March 6, 2001;

(c)	a co-location agreement with QoS Networks Service (US), Inc. dated March 5, 2001;

(d)	a co-location agreement with Cogent Communications, LLC dated February 16, 2001;

(e)	a co-location agreement with ColoPro.Com, Inc. dated February 15, 2001;

(f)	a co-location agreement with Broadband Highway, Inc. dated February 8, 2001;

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(g)	a carrier services agreement with Qwest Communications Corporation dated February 5, 2001;

(h)	a carrier services agreement with MCI Worldcom Communications, Inc. dated December 15, 2000; and

(i)	a carrier services agreement with Level 3 Communications, Inc. dated November 27, 2000.

4. CONDITION ON SURRENDER

Notwithstanding anything to the contrary in Article 15 or elsewhere in the Lease, upon the expiration or earlier termination of the Lease, Tenant shall have the right to remove or demolish all fixtures and improvements installed by Tenant in that portion of the Premises located on the 8th floor of the Building (the “8th Floor Portion”) and to surrender possession of the 8th Floor Portion of Premises in a “bare concrete” condition. Tenant shall have the same right to surrender possession of the portion of the Premises located on the 6th floor of the Building (the “6th Floor Portion”) in a bare concrete condition with all fixtures and improvement installed by Tenant removed; provided, however, that with respect to the 6th Floor Portion, Landlord shall have the option to require Tenant to leave and/or restore fundamental building systems therein in good working order and condition, such building systems to include, without limitation, the ceiling, the HVAC system (including ducting therefore), and lighting, all of which systems shall be in at least as good as a condition as existed on the day Tenant took possession of the 6th Floor Portion. Landlord shall exercise such option, if at all, in Landlord’s sole discretion, by delivering written notice to Tenant of such exercise not later than three (3) months prior to the expiration of the Lease Term.

5. ROOF SPACE

Subject to Landlord’s structural engineer’s (“Landlord’s Structural Engineer”) review and approval, in the same manner as described in Exhibit C to the Lease, Tenant shall have the nonexclusive right throughout the term of the Lease, to use certain space (the “Roof Space”) on the roof of the Building, in an area containing approximately 1,500 square feet, at the rate of $1.00 per square foot per month, for the installation of equipment required for Tenant’s use of the Premises, such as supplemental HVAC, antenna or other equipment. This is in addition to the roof space referred to in Article 40 of the Lease.

The installation of such equipment shall be subject to Landlord’s prior written approval and Tenant’s compliance with all requirements and regulations of the City of Los Angeles or other applicable governmental agency, as to location and manner of installation, and shall be subject to Tenant providing Landlord with reasonable evidence that such installation will not interfere with the structural integrity or water tightness of the roof, or in the alternative, Tenant shall make such additional improvements, reasonably satisfactory to Landlord, as may be required to insure the structural integrity and water tightness of the roof. Tenant hereby agrees to indemnify, defend, protect and hold Landlord harmless from and against any damage to the Building and any Claims, including reasonable attorneys’ fees, expenses and liabilities incurred by Landlord in

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connection with any such Claim, arising out of Tenant’s installation, use and/or removal of the aforementioned equipment of Tenant located on the roof of the Building, including, without limitation, any damage to the roof or other portions of the Building.

Landlord may, in its sole discretion, at the expiration or termination of the Lease require Tenant, at Tenant’s sole cost and expense, to remove any dry cooler, condenser units, antennas, and/or other such equipment installed by or for Tenant in or on the Roof Space. Tenant shall repair any damage to the Building, Premises and Roof Space occasioned by the installation, construction, operation and/or removal of any fixtures, trade fixtures, equipment, additions, repairs, improvements and/or appurtenances pursuant to this section. If Tenant shall fail to complete such removal and repair such damage, Landlord may do and may charge the reasonable cost thereof to Tenant.

6. ELECTRICITY

Landlord and Tenant acknowledge that pursuant to the Back Up Power Generator Rider to the Lease, Tenant has taken possession of certain platform space adjacent to the Building and has installed thereon two (2) backup power generators, (with future plans for an additional three [3] such generators of which Tenant may install, in its sole discretion, one or more, subject to its buildout schedule of the Eighth Floor Portion of the Premises), and various related improvements, including without limitation a power substation from which Tenant will obtain electric supply for the Premises directly from the Los Angeles Department of Water and Power (“DWP”). All equipment and improvements have been or will be installed in accordance with plans and specifications previously approved by Landlord in accordance with the Lease. Accordingly, notwithstanding anything to the contrary in Articles 9.2 and 35, or elsewhere in the Lease, from and after the date upon which Tenant has to its own satisfaction tested the reliability and adequacy of said electrical power to the Premises from the aforementioned power substation and given written notice to Landlord of its aforesaid satisfaction, then Landlord shall have no further obligation to provide or make available any electrical power to the Premises and all of Tenant’s electrical needs and requirements for all of its operations in the Premises shall be provided thereafter directly by (and paid for by Tenant directly to) DWP, independently from Landlord or any of Landlord’s Building Systems, through Tenant’s power substation and back up generator system facilities, and Tenant will have no further obligation to pay Landlord for any consumed electrical power, not separately metered, in the Premises.

Tenant shall use its best efforts to cause the DWP to activate or provide electricity to the power substation as soon as is reasonably possible, and thereafter to complete its conversion to the power substation as the sole source of electrical power to the Premises (the “Conversion”). Tenant shall complete the Conversion and testing of the power substation within three (3) months from the date DWP first activates or provides electricity to the power substation (the “Activation Date”). In the case of any event beyond the control of Tenant, such as fire, explosion or other similar casualty, design flaws, equipment failure or DWP negligence (collectively a “Casualty”) which causes Tenant to fail to complete the Conversion within three (3) months after the Activation Date, Tenant shall have a maximum of twelve (12) months from the date hereof to have its power substation operational and in use. Should Tenant fail to use best efforts to cause the Activation Date to occur as soon as reasonably possible, or should

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Tenant fail, despite its best efforts, to complete and approve the Conversion within three (3) months after the Activation Date, or, in the event of a Casualty, within twelve (12) months from the date hereof, then commencing immediately upon Landlord’s notice to Tenant of such failure, Tenant shall pay Landlord, as additional rent, in addition to all other rent and charges payable by Tenant under the Lease, a resource reservation fee of $10,000 per month until such time as Tenant’s power substation becomes operational and Tenant has completed its Conversion thereto. Tenant acknowledges that actual damages from Tenant’s failure to complete the Conversion within the aforementioned deadlines would be extremely difficult to ascertain and that this resource reservation fee is a reasonable estimate of Landlord’s administrative costs and expenses and loss of use costs likely to result from Tenant’s occupancy of the platform and usage of Building electrical resources.

Tenant shall keep Landlord fully apprised of Tenant’s progress in accomplishing the Conversion by providing an update to Landlord’s engineer, Dean David (telephone number: 213/213-8626), or such other representative of Landlord as Landlord may designate, no less frequently than weekly. Additionally, Tenant shall notify Landlord of the Activation Date in writing by no later than three (3) business days after the occurrence of Activation Date.

7. EFFECT OF THIS AGREEMENT

Save as expressly amended by this Agreement, the Lease shall remain in full force and effect and nothing contained in this Agreement shall abrogate, prejudice diminish or otherwise affect any rights, remedies or obligations of the parties arising before the date of this Agreement.

8. COSTS AND EXPENSES

Each of the parties hereto shall bear their own legal costs incurred in connection with the preparation and negotiation of this Agreement.

9. GENERAL

(a)	The provisions set out in sections 33.2 to 33.8 and sections 33.18 and 33.19 of the Lease shall apply to this Agreement as if set out in full herein except that all references to “this Lease” in those sections shall be read as “this Agreement”.

(b)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS whereof this Agreement has been entered into by the parties on the day and year first above written.

DOWNTOWN PROPERTIES, LLC

By:	Mas Asset Management Corporation
Its:	Managing Agent

	By:	/s/ WILLY K. MA
Willy K. Ma
	Its:	President

PIHANA PACIFIC, INC.

By:	/s/ RICHARD H. KALBRENER
Its:	President

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SECOND AMENDMENT TO LEASE

This “Second Amendment to Lease” is dated for reference purposes only as of December 30, 2002 and is entered into by and between Downtown Properties, LLC, a California limited liability company (“Landlord”) and Pihana Pacific, Inc., a Delaware corporation (formerly known as Pacific Internet Exchange Corporation) (“Tenant”), with reference to the following facts and circumstances:

RECITALS

A. Landlord and Tenant are parties to that certain “Lease” made as of April 10, 2000 and that certain “First Amendment Agreement” dated October 15, 2001 (collectively, the “Lease”) pursuant to which (amongst other terms and conditions) Tenant leased from Landlord the entire sixth (6th) and eighth (8th) floors of the improved real property commonly known as 818 West 7th Street, Los Angeles, California 90017. All capitalized terms used in this Amendment shall have the same meaning given to them in the Lease except as otherwise expressly defined herein.

B. Landlord and Tenant desire hereby to amend the Lease in the manner set forth below.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS SET FORTH HEREIN, AND FOR GCOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, LANDLORD AND TENANT AGREE AS FOLLOW

1. Lease Amendments.

a. Surrender of Must-Take Premises. Effective as of January 1, 2003 (the “Surrender Date”) Landlord and Tenant terminate the Lease as it applies to the Must-Take Premises consisting of the entire eighth (8th) floor of the Building., Tenant shall surrender and quitclaim to Landlord all right, title and interest of Tenant under the Lease (and otherwise) in and to the Must-Take Premises consisting of the entire eighth (8th) floor of the Building on the Surrender Date. Tenant represents to Landlord that it has not assigned or subleased the Must-Take Premises nor granted or conveyed any title, right or interest to any other person or entity in and to the Must-Take Premises and Tenant further represents to Landlord that Tenant is not currently occupying the Must-Take Premises. On the Surrender Date, Tenant shall deliver and surrender possession of the Must-Take Premises to Landlord broom-clean and in the same condition as of the date of this Amendment and shall deliver all keys to the Must-Take Premises in its possession to Landlord. Tenant shall remove from the Must-Take Premises at its sole cost and expense prior to the Surrender Date all furnishings, fixtures and equipment placed or stored by Tenant in the Must-Take Premises and Tenant irrevocably agrees that any Tenant personal property located at the Must-Take Premises from and after the Surrender Date conclusively shall be deemed abandoned by Tenant and may be disposed of by Landlord at Tenant’s expense in any manner determined by Landlord in its sole and absolute discretion. Without limiting the generality of the foregoing, Tenant shall not remove from the Must-Take Premises any fundamental building systems including, without limitation the ceiling, HVAC system, cabling, wiring, conduit, electrical and mechanical systems and components and lighting which exist in the Must-Take Premises as of the date of this Second Amendment. Except as otherwise modified by this Second Amendment to Lease, Tenant’s duties, responsibilities, liabilities and obligations under the Lease in respect of the Must-Take Premises shall continue in full force and effect through and including the Surrender Date and all covenants and obligations of Tenant under the Lease which survive the expiration or termination of the Lease shall survive the Surrender Date and the surrender of the Must-Take Premises, including without limitation Tenant’s indemnity obligations under Lease Section 27.2 (but for the avoidance of doubt, excluding Tenant’s obligations under Section 15 of the Lease). Tenant’s duties, responsibilities, liabilities and obligations in respect of the Initial Premises shall remain in full force and effect.

b. Rental Payment. Tenant shall pay to Landlord the cash sum of $1,600,000.00 (the “Termination Fee”) in partial consideration of Landlord’s agreement to accept Tenant’s surrender of the Must-Take Premises and Tenant shall not be entitled to any refund, offset or other consideration in the event of early termination of the Lease or in the event that Landlord pursues any remedy for breach of Lease or other default. The Termination Fee shall be paid by Tenant to Landlord in the following manner: (i) the Landlord shall have the right to claim against the letter of credit established by Tenant pursuant to Section 6 of the Lease in the amount of FIVE HUNDRED FORTY THOUSAND UNITED STATES DOLLARS EXACTLY (US$ 540,000.00); and (ii) the remaining ONE MILLION SIXTY THOUSAND UNITED STATES DOLLARS EXACTLY (US$ 1,060,000.00) to be paid by Tenant within ten (10) days of the date of this Addendum. Tenant conclusively and irrevocably agrees that all conditions to a full draw under the LC have been met and Tenant shall so advise or confirm to the LC issuer if so requested by such issuer and shall not otherwise object or interfere with Landlord’s draw on the LC. If the issuer of the LC fails or refuses to timely honor Landlord’s draw request, then Tenant shall make a cash payment to Landlord in the amount of $540,000.00 within ten (10) days of Tenant’s receipt of Landlord’s notice of the issuer’s failure to honor the draw request. Tenant agrees that upon execution hereof the cash security deposit held by Landlord is non-refundable and shall not be returned to Tenant upon expiration or termination of the Lease and may be used by Landlord for any purpose from time to time hereafter.

c. Electricity. Tenant represents and warrants to Landlord that: (i) the DWP power substation (the “Substation”) has been installed in accordance with the Lease, the Conversion has occurred, Landlord has no obligation to provide or make available to Tenant any electrical power to the Premises and all of Tenant’s present and future electrical needs are and shall be provided exclusively by the Substation; (ii) Tenant consumes not more than three (3) Mva of electrical power from the Substation which has a maximum output of not less than six (6) Mva; (iii) Tenant has constructed and fully paid for the power platform adjacent to the Building (“Platform Space”), has installed thereon two (2) Backup Power Generators and the Substation, and there is sufficient unused platform space to receive no fewer than three (3) additional Backup Power Generators similarly sized to the two (2) Backup Power Generators (the “Additional Backup Power Generator Space”); and (iv) Tenant has not assigned, subleased, granted or conveyed to any person or entity any present of future right to consume electrical power to be generated by the Substation in excess of three (3) Mva currently used by Tenant or install additional Backup Power Generators in the Additional Backup Power Generator Space or to use, lease or license all or any portion of the Additional Backup Power Generator Space. As partial consideration for Landlord’s agreement to accept the surrender of the Must-Take Premises as provided above, Tenant agrees that: (i) for the remainder of the Lease term (as same may be extended or renewed) it shall not consume or use more than three (3) Mva of power from the Substation and hereby grants to Landlord and its assignees and mortgagees (including without limitation any current or future tenants of the Building and any other real property owned by Landlord or its successors or assigns) the exclusive right to consume, use, sell, re-sell, lease or license all power generated by the Substation in excess of three (3) Mva; and (ii) Landlord and its assignees and mortgagees (including without limitation any current or future tenants of the Building and any other real property owned by Landlord or its successors or assigns) shall have the sole and exclusive right to sub-lease, occupy, use and enjoy the Additional Backup Power Generator Space and to install at Landlord’s sole cost and expense one or more Backup Power Generators for the exclusive use of Landlord and its assignees and mortgagees (including without limitation any current or future tenants of the Building and any other real property owned by Landlord or its successors and assigns. Landlord recognizes and agrees that it shall pay for any and all costs and expenses incurred by it (i) in the use, operation and improvement of the Additional Backup Power Generator Space and (ii) in order to use the additional three (3) Mva produced by the Substation. Furthermore, Tenant shall continue to pay real property taxes for the Additional Backup Power Generator Space until Landlord or its assignees (including without limitation any current or future tenants of the Building and any other real property owned by Landlord or its successors or assigns) begin to use the same, at which time, Tenant and Landlord shall pay their pro-rata share of any real property taxes for the Platform Space. Landlord shall be liable for, and shall pay at least ten (10) days before delinquency, and Landlord hereby indemnifies and holds Tenant harmless from and against any liability in connection with, all taxes levied directly or indirectly against any personal property or equipment placed by Landlord or its assignees on or about the Platform Space. Landlord and Tenant shall share equally any other common expenses incurred by either for the regular maintenance and repair of the Platform Space. Landlord shall be responsible for paying for and/or reimbursing Tenant for any fuel used by Landlord in connection with the use of the Additional Backup Power Generator Space as reasonably determined by Tenant. Tenant may require Landlord to enter into a mutually agreeable license agreement consistent with this paragraph 1(c) prior to Landlord occupying or using the Additional Backup Generator Space. If Tenant fails to store a volume of fuel sufficient for Landlord’s use as permitted hereunder or fails to maintain or repair the fuel tank, then Landlord shall have the right but not the obligation to fill the tank with and pay for an adequate volume of fuel and cause the tank to be maintained and repaired at Tenant’s expense.

2. Release. Tenant represents and warrants to Landlord that, as of the Surrender Date, Landlord has fully performed its obligations under the Lease and Tenant has no claims against Landlord or defenses or offsets against payment of Base Rent or any other sum due and owing under the Lease. Tenant waives and releases Landlord from any action, cause of action, claim or demand which Tenant may have, known or unknown, as of the date hereof relating to any alleged default or event of default by Landlord in respect of the Must Take Premises as of the date hereof. Upon the Surrender Date, except as otherwise provided in paragraph 1 (a) above, Landlord shall be deemed to unconditionally release and forever discharge Tenant and Tenant’s representatives, officers, shareholders and employees, from any and all claims, actions, demands, and causes of action, and all liability whatsoever, now or in the future arising out of or in connection with the Lease as it relates to the Must Take Premises.

3. Full Force and Effect. The Lease amended hereby is and shall remain in full force and effect.

4. Guaranty Required. It shall be a condition precedent to the effectiveness of this Agreement that Equinix, Inc., a Delaware corporation execute and deliver to Landlord a guaranty of lease in the form attached to hereto as Exhibit “A” and incorporated by this reference, guaranteeing the full and faithful performance of all obligations of Tenant under the Lease.

5. Miscellaneous.

a. Entire Agreement. This Agreement represents the entire integrated agreement between the parties relating to the subject matter of this Agreement. The parties agree that there are no other agreements or understandings, written or oral, express or implied, tacit or otherwise in respect of the subject matter of this Agreement. This Agreement may be amended only in writing.

b. Attorneys Fees. If any action is threatened or commenced to interpret or enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover its attorney’s fees and costs of suit from the other.

c. Fair Meaning. This Agreement shall be interpreted according to its fair meaning and not for or against any party hereto or the drafter of the agreement. This Agreement has been negotiated between independent counsel separately representing each party to this Agreement.

d. Independent Representation. The parties hereto acknowledge that each has been represented by separate legal counsel of their own choice, and that no legal advice in respect of this Agreement has been rendered by the counsel of one party to the other party.

e. Cooperation. The parties hereto agree to cooperate with each other to the extent necessary to effect the purposes of this Agreement, including without limitation executing additional documents, providing introductions to other persons and providing copies of books and records.

f. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures which shall be deemed original signatures for all purposes.

g. Successors and Assigns. This Agreement shall bind the successors, assigns, heirs, administrators and executrixes of each party hereto.

h. Choice; of Law and Forum. This Agreement and any controversy or dispute hereunder shall be governed by the internal laws of the State of California but without regard to the provisions thereof that relate to conflict of laws. The parties agree that the sole forum and venue for any legal or equitable proceeding relating to this Agreement shall be the County of Los Angeles, California.

“LANDLORD” Downtown Properties, LLC, a California limited liability company

By:	Mas Asset Management Corporation,
Its managing agent

By:	/s/ WILLY K. MA
Name:	Willy K. Ma
Title:	President

“TENANT” Pihana Pacific, Inc., a Delaware corporation

By:	/s/ BRETT LAY
Name:	Brett Lay
Title:	CFO

By:	/s/ JOHN FREEMAN
Name:	John Freeman
Title:	Vice President/General Counsel

EXHIBIT “A”

GUARANTY OF LEASE

Equinix, Inc, a Delaware corporation (“Guarantor”). As a material inducement to and in consideration of Downtown Properties, LLC, a California limited liability company (“Landlord”) entering into that certain “Second Amendment to Lease” with Pihana Pacific, Inc., a Delaware corporation (formerly known as Pacific Internet Exchange Corporation) (“Tenant”) regarding the property located at 818 West 7th Street, Sixth and Eighth Floors, Los Angeles, California 90017 (“Premises”), Guarantor unconditionally guarantees and promises to and for the benefit of Landlord that Tenant shall perform the provisions of that certain “Lease” between Landlord and Tenant dated as of April 10, 2000 as amended by that certain “First Amendment to Lease” dated as of October 15, 2001 and as further amended by that certain “Second Amendment to Lease” dated as of December 30, 2002 (collectively, the “Lease”) that Tenant is to perform.

If Guarantor is more than one person, Guarantor’s obligations are joint and several and are independent of Tenant’s obligations. A separate action may be brought or prosecuted against any Guarantor whether the action is brought or prosecuted against any other Guarantor or Tenant, or all, or whether any other Guarantor or Tenant, or all, are joined in the action.

The provisions of the Lease may be changed by agreement between Landlord and Tenant at any time, or by course of conduct, without the consent of or notice to Guarantor, and this Guaranty shall guarantee the performance of the Lease as changed. An assignment of this Lease (as permitted by the Lease) shall not affect this Guaranty, nor shall this Guaranty be affected by Landlord’s failure or delay to enforce any of its rights.

If Tenant defaults under the Lease, Landlord can proceed immediately against Guarantor or Tenant, or both, or Landlord can enforce against Guarantor or Tenant, or both, any rights that it has under the Lease, or pursuant to applicable laws. If the Lease terminates and Landlord has any rights it can enforce against Tenant after termination, Landlord can enforce those rights against Guarantor without giving previous notice to Tenant or Guarantor, or without making any demand on either of them.

Guarantor waives the benefit of any statute of limitations affecting Guarantor’s liability under this Guaranty, and Guarantor waives the right to require Landlord to:

a)	proceed against Tenant;

b)	proceed against or exhaust any security that Landlord holds from Tenant; or

c)	pursue any other remedy in Landlord’s power.

Guarantor waives and agrees not to assert or take advantage of: (a) any right to require Landlord to proceed against Tenant or any other person or to pursue any other remedy before proceeding against Guarantor; (b) any right or defense that may arise by reason of the incapacity, lack of authority, death, or disability of Tenant or any other person; and (c) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction, or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of Tenant, of the subrogation rights of Guarantor, or of the right of Guarantor to proceed against Tenant for reimbursement. Without in any manner limiting the generality of the foregoing, Guarantor waives the benefits of the provisions of sections 2809, 2810, 2819, 2845, 2849, and 2850 of the California Civil Code and any similar or analogous statutes of California or any other jurisdiction. In addition, Guarantor waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of adverse change in the financial status of Tenant or other facts that increase the risk to Guarantor, notices of nonperformance, and notices of acceptance of this Guaranty), and protests of each and every kind.

The liability of Guarantor and all rights, powers, and remedies of Landlord under this Guaranty and under any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative and not alternative, and such rights, powers, and remedies shall be in addition to all rights, powers and remedies given to Landlord by law or in equity.

This Guaranty applies to, inures to the benefit of, and binds all parties to this Guaranty, their heirs, devisees, legatees, executors, administrators, representatives, successors, and assigns (including any purchaser at a judicial foreclosure or trustee’s sale or a holder of a deed in lieu of foreclosure). This Guaranty may be assigned by Landlord voluntarily or by operation of law.

Guarantor shall not, without the prior written consent of Landlord, commence, or join with any other person in commencing, any bankruptcy, reorganization, or insolvency proceeding against Tenant. The obligations of Guarantor under this Guaranty shall not be altered, limited, or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, arrangement of Tenant, or by any defense that Tenant may have by reason of any order, decree, or decision of any court or administrative body resulting from any such proceeding. Guarantor shall file in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law all claims that Guarantor may have against Tenant relating to any indebtedness of Tenant to Guarantor, and shall assign to Landlord all rights of Guarantor under these claims. Landlord shall have the sole right to accept or reject any plan proposed in such proceeding and to take any other action that a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy, or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor assigns to Landlord all of Guarantor’s rights to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor’s obligations under this Guaranty shall not be satisfied except to the extent that Landlord receives cash by reason of any such payment of distribution. If Landlord receives anything other than cash, the same shall be held as collateral for amounts due under this Guaranty.

This Guaranty of Lease will continue unchanged by any bankruptcy, reorganization or insolvency of Tenant or any successor or assignee thereof or by any disaffirmance or abandonment by a trustee of Tenant. The bankruptcy, reorganization or insolvency of one or more of the undersigned or a default hereunder by one or more of the undersigned shall not affect the obligations of the other undersigned party or parties under this Guaranty. Each of the undersigned hereby waives notice of any demand by Landlord as well as any notice of nonpayment of rent or other default under the Lease by Tenant. If notice is given to any of the undersigned, it shall constitute notice to each of the undersigned.

Guarantor waives the right to a jury trial of any cause of action, claim, counterclaim, or cross-complaint in any action, proceeding, or other hearing brought by either Landlord against Tenant or Guarantor or by Tenant or Guarantor against Landlord on any matter arising out of, or in any way connected with, the Lease, this Guaranty, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statue, or regulation, emergency or otherwise, now or hereafter in effect.

As a further material part of the consideration to Landlord to enter into the Lease with Tenant, (a) Guarantor agrees that the law of the State of California shall govern all questions with respect to the interpretation or enforcement of the Guaranty; (b) Guarantor agrees that any suit, action, or proceeding arising directly or indirectly from the Guaranty, the Lease, or the subject matter of either shall be litigated only in courts located within the county and state in which the Premises are located; (c) Guarantor irrevocably consents to the exclusive jurisdiction of any local, state, or federal court located within the county and state in which the Premises are located; and (d) without limiting the generality of the foregoing, Guarantor waives and agrees not to assert by way of motion, defense, or otherwise in any suit, action, or proceeding any claim that Guarantor is not personally subject to the jurisdiction of the above-named courts, that such suit, action, or proceeding is brought in an inconvenient forum, or that the venue of such action, suit, or proceeding is improper.

If Landlord incurs costs or attorneys’ fees in connection with any legal proceeding involving the enforcement or interpretation of the rights or obligations of the undersigned under this Guaranty of Lease, or to enforce any provisions under the Lease against Tenant or Guarantor, including Landlord’s instituting an unlawful detainer action to obtain possession of the Premises (collectively, the “Enforcement Fees”), Guarantor agrees to pay Landlord’s costs and reasonable attorneys’ fees if Landlord prevails in such proceeding, regardless of whether such proceeding is prosecuted to judgment.

This Guaranty shall constitute the entire agreement between Landlord and Guarantor with respect to the subject matter of this Guaranty and supersedes all prior agreements, understanding, negotiations, representations, and discussions, whether verbal or written, of the parties, pertaining to that subject matter. Guarantor is not relying on any representations, warranties, or inducements from Landlord that are not expressly stated in this Guaranty.

If any provision of this Guaranty is determined to be illegal or unenforceable, all other provisions shall nevertheless be effective.

The waiver or failure to enforce any provision of this Guaranty shall not operate as a waiver of any other breach of such provision or any other provisions of this Guaranty, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further such exercise or the exercise of any other right, power, or privilege.

Time is strictly of the essence under this Guaranty and any amendment, modification or revision of this Guaranty.

If Guarantor is a corporation, limited liability company, partnership, or other entity, each individual executing this Guaranty on behalf of such corporation, limited liability company, partnership, or other entity represents and warrants that he or she is duly authorized to execute and deliver this Guaranty on behalf of such corporation, limited liability company, partnership, or other entity in accordance with the governing documents of such corporation, limited liability company, partnership, or other entity, and that this Guaranty is binding upon such corporation, limited liability company, partnership, or other entity in accordance with its terms. If Guarantor is a corporation, limited liability company, partnership, or other entity, Landlord, at its option, may require Guarantor to, concurrently with the execution this Guaranty, to deliver to Landlord a certified copy of a resolution of the board of directors of such corporation, or other authorizing documentation for such entity authorizing or ratifying the execution of this Guaranty.

If either party to this Guaranty participates in an action against the other party arising out of or in connection with this Guaranty, the prevailing party shall be entitled to have and recover from the other party reasonable attorney fees, collection costs, and other costs incurred in, and in preparation for, the action, arbitration, or mediation.

Guarantor’s execution and delivery of this Guaranty shall not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease loan, credit agreement, partnership agreement, or other contract or instrument to which Guarantor is a party or by which Guarantor may be bound.

If Guarantor is more than one (1) person, the obligations of the persons comprising Guarantor shall be, joint and several and the unenforceability of this Guaranty or Landlord’s election not to enforce this Guaranty against one (1) or more of the persons comprising Guarantor shall not affect the obligations of the remaining persons comprising Guarantor or the enforceability of this Guaranty against such remaining persons.

Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Guaranty.

Executed on this      day of December, 2002.

“LANDLORD” Downtown Properties, LLC, a California limited liability company

By:	Mas Asset Management Corporation,
Its managing agent

By:	/s/ WILLY K. MA
Name:	Willy K. Ma
Title:	President

“GUARANTOR” Equinix, Inc., A Delaware corporation

By:	/s/ RENEE F. LANAM
Name:	Renee F. Lanam
Title:	CFO